Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FOXWAYNE ENTERPRISES ACQUISITION CORP.,

GOTHAM MERGER SUB, INC.,

CLOVER INC.

and

Isaac Raichyk, solely in his capacity as the Stockholders’ Representative

Dated as of September 16, 2022

i

3.23.	No Brokers	26
3.24.	Information Supplied.	26
3.25.	No Additional Representations or Warranties.	26

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27

4.1.	Organization, Existence and Power	27
4.2.	Authorization	27
4.3.	Governmental Consents and Filings	28
4.4.	No Conflict or Violation	28
4.5.	No Prior Merger Sub Operations	28
4.6.	Capitalization	29
4.7.	Litigation	29
4.8.	[Reserved].	30
4.9.	Internal Controls; Listing; Financial Statements.	30
4.10.	Investment Company Act; JOBS Act.	30
4.11.	Business Activities; Liabilities	30
4.12.	Certain Transactions	31
4.13.	Property	31
4.14.	Undisclosed Liabilities.	31
4.15.	Absence of Changes.	32
4.16	Employee Matters; Benefits.	32
4.17	Tax Matters	32
4.18	Compliance with Laws; Permits	33
4.19.	Foreign Corrupt Practices Act	34
4.20.	SEC Filings.	34
4.21.	Trust Account.	34
4.22.	Nasdaq Listing.	35
4.23.	[Reserved].	35
4.24.	Valid Issuance.	35
4.25.	Takeover Statutes and Charter Provisions.	35
4.26.	No Brokers	35
4.27.	Registration Statement and Proxy Statement.	36
4.28.	No Additional Representations or Warranties.	36

ARTICLE V. COVENANTS OF THE COMPANY		36

5.2	Interim Operations	36
5.3	Access and Information	39
5.4	No Claim Against the Trust Account.	39
5.5	Exclusivity.	40
5.6	Registration Statement and Proxy Statement Filing; Information Supplied.	40
5.7	Amendments to Third Party Contracts.	41

ii

ARTICLE VI. COVENANTS OF PARENT		41

6.1.	Interim Operations.	41
6.2.	Trust Account.	42
6.3.	Access and Information.	42
6.4.	Exclusivity.	42
6.5.	Indemnification; Directors’ and Officers’ Insurance.	43
6.6.	Parent Nasdaq Listing.	44
6.7.	Parent Public Filings.	44
6.8.	Equity Incentive Plan.	44
6.9.	Post-Closing Board of Directors and Officers of Parent.	44
6.10.	Stockholder Litigation.	44
6.11.	Extension of SPAC. Parent shall take such actions necessary to provide that, if the Closing has not occurred prior to the SPAC Termination Date then in effect, the SPAC Termination Date shall be extended to a date no earlier that the Outside Date (as defined below).	45

ARTICLE VII. JOINT COVENANTS		45

7.1.	Preparation of Registration Statement.	45
7.2.	Parent Special Meeting.	46
7.3.	Continued Company Requisite Stockholder Consent.	47
7.4.	Cooperation; Efforts to Consummate.	47
7.5.	Status; Notifications.	48
7.6.	Publicity.	48
7.7.	Section 16 Matters.	48
7.8.	Tax Matters.	48
7.9.	Parent Equity Incentive Plan.	49
7.10.	Registration Rights Agreement.	49
7.11.	280G Matters	49
7.12.	Further Assurances	50

ARTICLE VIII. CONDITIONS TO CLOSING		50

8.1.	Mutual Conditions to Obligations of Each Party	50
8.2.	Conditions to Obligations of the Continued Company	51
8.3.	Conditions to Obligations of Parent and Merger Sub	51

ARTICLE IX. TERMINATION		53

9.1.	Termination	53
9.2.	Effect of Termination	54
9.3.	Fees and Expenses	54

ARTICLE X. MISCELLANEOUS		54

10.1.	Defined Terms	54
10.2.	Notices	63
10.3.	Rules of Construction	64
10.4.	References	65

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10.5.	Entire Agreement	65
10.6.	Assignment	65
10.7.	Amendment; Modification	65
10.8.	Rights of Third Parties.	65
10.9.	Waiver	66
10.10.	Severability	66
10.11.	Burden and Benefit	66
10.12.	Governing Law	66
10.13.	Consent to Jurisdiction	66
10.14.	Waiver of Trial by Jury	66
10.15.	No Survival of Representations, Warranties and Covenants.	67
10.16.	Specific Performance	67
10.17.	Cumulative Remedies	67
10.18.	Expenses	67
10.19.	Representation by Counsel	67
10.20.	Execution and Counterparts	67
10.21.	Stockholders’ Representative	68
10.22.	Company Representation	69

Exhibits

Exhibit A-1	Key Stockholders
Exhibit A-2	Form of Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Parent Support Agreements
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Restated Parent Certificate of Incorporation
Exhibit F	Form of Restated Parent Bylaws
Exhibit G	Form of Parent Equity Incentive Plan
Exhibit H	Form of Certificate of Merger
Exhibit I	Form of Restated Company Bylaws

Schedules

Company Disclosure Letter
Parent Disclosure Letter

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 16, 2022, is by and among FOXWAYNE ENTERPRISES ACQUISITION CORP., a Delaware corporation (“Parent”), GOTHAM MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), CLOVER INC., a corporation organized under the laws of Ontario (the “Company”), and Isaac Raichyk, solely in his capacity as the Stockholders’ Representative (the “Stockholders’ Representative”).

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction (a “Business Combination”).

WHEREAS, Merger Sub is a wholly owned, direct Subsidiary of Parent, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement and by the Ancillary Documents (collectively, the “Transactions”).

WHEREAS, prior to the Effective Time, the Company has covenanted and agreed to continue from Ontario into Delaware for the purposes of consummating the Transactions (the “Continued Company”);

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Continued Company by Parent through the merger of Merger Sub with and into the Continued Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Continued Company shall be the Surviving Corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has (i) determined that the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Ancillary Documents, and the Transactions, and (iii) adopted a resolution directing that the adoption of this Agreement and the Ancillary Documents be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and the Ancillary Documents and approve the Transactions;

WHEREAS, the board of directors of Merger Sub has carefully considered the terms of this Agreement and has (i),) approved this Agreement, the Ancillary Documents, and the Transactions, and (ii) adopted a resolution directing that the adoption of this Agreement and the Ancillary Documents be submitted to Parent, as the sole stockholder of Merger Sub, for consideration and recommending that Parent adopt this Agreement and the Ancillary Documents and approve the Merger, provided that the Agreement has not been terminated pursuant to Section 9.1(j);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved this Agreement, the Ancillary Documents, and the Transactions, including the issuance of Parent Common Stock to the Continued Company Stockholders pursuant to the terms of this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each Company Stockholder identified on Exhibit A-1 (each a “Key Stockholder”) is entering into and delivering support agreements, substantially in the form attached hereto as Exhibit A-2 (the “Stockholder Support Agreement”), pursuant to which such Key Stockholders have, subject to the terms and conditions set forth therein and among other things, agreed to vote all of their shares of Continued Company Capital Stock in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger; provided that, notwithstanding the foregoing, with respect to those Key Stockholders who are not officers or directors of the Continued Company, the Continued Company shall exercise best efforts to obtain such Stockholder Support Agreements as soon as practicable after the date of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, FoxWayne Enterprises Acquisition Sponsor LLC (the “Sponsor”)1 has entered into a Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company and Parent, in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain other Parent Stockholders (other than the Sponsor) have entered into Support Agreements, dated as of the date hereof (collectively with the Sponsor Support Agreement, the “Parent Support Agreements”), with the Company and Parent, in the form set forth on Exhibit C, pursuant to which, among other things, such Parent Stockholders have agreed to vote in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby, including the Merger; provided that, notwithstanding the foregoing, with respect to those Key Stockholders who are not officers or directors of Parent, Parent shall exercise best efforts to obtain such Parent Support Agreements as soon as practicable after the date of this Agreement.

WHEREAS, the Sponsor and certain Insiders (as defined therein) have delivered to the Parent a certain letter agreement, dated as of January 19, 2022 (the “Lock-Up Agreement”), pursuant to which the Sponsor and each such Insider has agreed, among other things, to certain restrictions on the transfer of the shares Parent Common Stock held by each such Person;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Parent, the Continued Company, certain Parent Stockholders, and certain Continued Company Stockholders will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit D, to be effective upon the Closing;

WHEREAS, pursuant to Parent’s Organizational Documents, Parent shall provide an opportunity to Parent Stockholders (other than the Sponsor or any other party to any Parent Support Agreement) to have their shares of Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, Parent’s Organizational Documents and the Trust Agreement in conjunction with, inter alia, obtaining approval from Parent Stockholders for the Business Combination (the “Redemption Offer”);

WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to obtaining Parent Requisite Stockholder Consent, cause the amended and restated certificate of incorporation in the form set forth on Exhibit E (the “Parent Restated Charter”) to be filed with the Delaware Secretary of State, which Parent Restated Charter shall be the certificate of incorporation of Parent, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, immediately prior to the consummation of the Transactions, Parent shall, subject to obtaining Parent Requisite Stockholder Consent, cause the bylaws in the form set forth on Exhibit F (the “Parent Restated Bylaws”) to be adopted, which shall become effective immediately upon the effectiveness of the Parent Restated Charter and shall be the bylaws of Parent, until thereafter supplemented or amended in accordance with the Parent Restated Charter, such bylaws and the DGCL;

WHEREAS, upon or shortly following the consummation of the Transactions, Parent shall, subject to obtaining Parent Requisite Stockholder Consent, adopt an equity incentive plan (the “Parent Equity Incentive Plan”), in the form set forth on Exhibit G;

WHEREAS, at the Effective Time, Isaac Raichyk will enter into an employment agreement and intellectual property assignment with the Parent (the “Raichyk Employment Agreement”) on terms not less favorable than those in existence with the Continued Company as of the Effective Date;

WHEREAS, Parent and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) to which Parent and the Continued Company are to be parties under Section 368(b) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, in connection with the Closing, Parent shall be renamed “Clover Media Inc.” and shall trade publicly on the Nasdaq Capital Market LLC under a new ticker symbol selected by the Company with the consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

THE MERGER

1.1 The Merger. Pursuant to the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), (a) Merger Sub shall be merged with and into the Continued Company; (b) the separate corporate existence of the Merger Sub shall thereupon cease, and the Continued Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”); and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and the separate corporate existence of the Continued Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

1.2 Effective Time. Immediately following the Closing on the Closing Date, the parties shall file a Certificate of Merger substantially in the form attached hereto as Exhibit H (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and make any other filings, recording or publications required to be made by the Continued Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by Parent and the Continued Company and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3 Organizational Documents.

(a) Immediately prior to the Effective Time, but subject to the Parent Requisite Stockholder Consent, Parent shall take all action necessary to cause the certificate of incorporation of the Parent as then in effect to be amended and restated to read in its entirety in the form of the Parent Restated Charter, which shall be the certificate of incorporation of the Parent until thereafter amended as provided therein or by applicable Law;

(b) Immediately prior to the Effective Time, but subject to the Parent Requisite Stockholder Consent, Parent shall take all action necessary to cause the bylaws of the Parent as then in effect to be amended and restated to read in their entirety in the form of the Parent Restated Bylaws, which shall become effective immediately upon the effectiveness of the Parent Restated Charter and shall be the bylaws of the Parent until thereafter amended as provided in the Parent Restated Charter, such bylaws and applicable Law;

(c) At the Effective Time, by virtue of the Merger and without any additional action on the part of the Continued Company or its stockholders, the certificate of incorporation of the Continued Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form included as Exhibit A to the Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and the DGCL; and

(d) At the Effective Time, the bylaws of the Continued Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of Exhibit I attached hereto (the “Continued Company Restated Bylaws”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the certificate of incorporation of the Surviving Corporation, such bylaws and the DGCL.

1.4 Officers and Directors of Parent and the Surviving Corporation. Unless otherwise determined by the Continued Company prior to the Effective Time, the officers and directors of the Continued Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers and directors, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The Company shall, within thirty (30) days of the date of this Agreement, provide the Parent with a list of such persons (the “Post-Closing Director Nominees”), including their names, addresses and such other information as reasonably requested by Parent with respect to the Post-Closing Director Nominees. Provided the Post-Closing Director Nominees are reasonably acceptable to Parent, Parent shall take all action to cause such persons to be appointed to the Board of Directors of Parent effective as of immediately following the Effective Time, such that, as of such time, such persons shall be the only directors of Parent (the “Post-Closing Board of Directors”). Each person appointed as a director of Parent pursuant to the preceding sentence shall remain in office as a director of Parent until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Parent Organizational Documents. The Parties shall take all necessary actions so that the officers of the Continued Company at the Effective Time shall, from and after the Effective Time, be the officers of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent’s Organizational Documents.

1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Continued Company and Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Continued Company and Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Continued Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.6 Treatment of the Continued Company Capital Shares.

(a) Continued Company Capital Stock. Upon the terms and subject to the conditions of this Section 1.6 and elsewhere in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Continued Company or the Continued Company Stockholders, each share of Continued Company Capital Stock (other than Cancelled Shares and Continued Company Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and will be converted automatically into the non-transferable right to receive the Per Share Consideration, in each case as set forth in the Consideration Schedule; and

(b) Continued Company Dissenting Share. Each of the Continued Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.7(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.7(a).

(c) [Reserved].

(d) [Reserved].

(e) Termination of Continued Company Plans. Prior to the Effective Time, Parent shall approve and adopt the Parent Equity Incentive Plan in accordance with Section 7.9 in order to make future equity compensation awards. In conjunction with Parent’s timely adoption and approval of the Parent Equity Incentive Plan as set forth herein, the Company shall cause all Company Plans to be terminated. Prior to the Effective Time, and subject to the review, comment, and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions contemplated by Sections 1.6(c), including, but not limited to, any actions as may be required under the applicable Company Plans and all Company Options and/or Company RSU Award agreements, including delivering a notice of the terms of this Agreement to all holders of Company Options and Company RSU Awards. Materials to be submitted to holders of Company Options and Company RSU Awards in connection with any notice required under this Section 1.6(e) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

(f) Continued Company Warrants. At the Effective Time, each Continued Company Warrant set forth on Section 1.6(f) of the Company Disclosure Letter shall be assumed by Parent (each an “Assumed Warrant”). All other Continued Company Warrants shall be cancelled or terminated prior to the Effective Time. Each Assumed Warrant shall continue to have, and be subject to, the same terms and conditions applicable to such Continued Company Warrant immediately prior to the Closing Date; provided, that such Assumed Warrant shall be exercisable for that number of whole shares of Parent Common Stock (rounded up to the nearest whole number) and at the per share exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. Prior to the Closing, Parent will reserve a sufficient number of shares of Parent Common Stock to permit the exercise of the Assumed Warrants. The number of shares of Parent Common Stock into which an Assumed Warrant is exercisable shall be based on the Per Share Consideration for the relevant Continued Company Capital Stock into which such Assumed Warrant is exercisable, and the per share exercise price shall be ratably adjusted. By way of example, if the Per Share Consideration for the Continued Company Capital Stock into which such Assumed Warrant is exercisable is 0.1, the number of shares of Parent Common Stock into which such Assumed Warrant would be exercisable would be 1/10th of the number of shares of Continued Company Capital Stock into which it is currently exercisable and the per share exercise price would be multiplied by 10. In addition, prior to the Effective Time, and subject to the review, comment and approval of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6(f), including, but not limited to, any actions as may be required under the applicable Continued Company Warrants.

(g) No Further Ownership Rights in Continued Company Securities. At the Effective Time, each holder of issued and outstanding Continued Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Continued Company. After the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Continued Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Continued Company Capital Stock (a “Continued Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Continued Company Stock Certificate shall be canceled (as applicable) and shall be exchanged as provided in Section 1.6(a).

(h) Certain Continued Company Common Stock. At the Effective Time, each share of Continued Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Parent, the Continued Company, or any wholly owned Subsidiary of Parent or the Continued Company shall automatically be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist (collectively, the “Cancelled Shares”).

(i) Contingent Obligations. Section 1.6(h) of the Company Disclosure Letter sets forth those certain contingent obligations or commitments (the “Contingent Obligations”) with respect to which the settlement of such contingent obligations or commitments is to be made out of the Aggregate Consideration (to the extent not otherwise addressed prior to the Closing).

1.7 Continued Company Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Continued Company Stock that are outstanding immediately prior to the Effective Time and that are held by Continued Company Stockholders who shall have not voted in favor of the Merger, consented thereto in writing or waived their respective appraisal or dissenters’ rights under the Continued Company Stockholders Agreements or otherwise, and who shall have demanded properly in writing appraisal or dissenters’ rights for such Continued Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Continued Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.9(b), of the Certificate or Certificates that formerly evidenced such shares of Continued Company Stock, and such shares of Continued Company Stock shall cease to be “Continued Company Dissenting Shares” for purposes of this Agreement.

(b) Prior to the Closing, the Continued Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Continued Company for appraisal of shares of Continued Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Continued Company relating to rights to be paid the fair value of Continued Company Dissenting Shares, and Parent shall have the right to participate in, at its sole cost and expense, but not control, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Continued Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

1.8 Treatment of Merger Sub Shares. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

1.9 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and consented to by the Continued Company (consent not to be unreasonably withheld, conditioned, or delayed), to serve as the exchange agent (the “Exchange Agent”), for the benefit of the Continued Company Stockholders, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Consideration pursuant to Section 1.6 (and as set forth on the Consideration Schedule). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Continued Company Stock may be entitled pursuant to Section 1.9(c) with both a record and payment date after the Effective Time and prior to the surrender of such Continued Company Capital Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 1.9 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Continued Company Capital Stock” in this Section 1.9(a) shall exclude Continued Company Dissenting Shares.

(b) Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of Continued Company Capital Stock entitled to receive the applicable Per Share Consideration pursuant to Section 1.6 a letter of transmittal (the “Letter of Transmittal”), which shall be in a form reasonably acceptable to Parent and the Continued Company and shall specify (i) that, with respect to shares of Continued Company Capital Stock evidenced by Continued Company Stock Certificates, delivery shall be effected, and risk of loss and title to the Continued Company Stock Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Continued Company Stock Certificates or non-certificated shares of Continued Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the applicable Per Share Consideration payable in respect of the shares of Continued Company Common Stock evidenced by such Continued Company Stock Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender of Continued Company Stock Certificates, if any (or affidavits in lieu thereof in accordance with Section 1.9(i)), for cancellation to the Exchange Agent and delivery of a Letter of Transmittal with respect to all Certificates or Book-Entry Shares held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such shares of Continued Company Capital Stock shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Consideration in accordance with the provisions of Section 1.6 and as set forth in the Consideration Schedule, and the Continued Company Stock Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.9(b), each Continued Company Stock Certificate and Book-Entry Share entitled to receive the applicable Per Share Consideration in accordance with Section 1.6 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 1.6.

(c) Delivery of Consideration to Other Persons. If any Per Share Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Continued Company Stock Certificate or Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Continued Company Capital Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Continued Company as in effect immediately prior to the Effective Time, (ii) such Continued Company Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Consideration, or the Person in whose name such Per Share Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Continued Company Stock Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Continued Company Stock. If, after the Effective Time, Continued Company Stock Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Consideration in accordance with, the procedures set forth in this Section 1.9.

(e) Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Continued Company Stock Certificate until the Continued Company Stock Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 1.9(i)) is surrendered for exchange in accordance with this Section 1.9. Subject to applicable Law (including the effects of escheat and Tax Laws), following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Continued Company Capital Stock (other than Continued Company Dissenting Shares) in accordance with this Section 1.9, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down to the nearest whole share of Parent Common Stock.

(g) No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this Section 1.9.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time (or, if sooner, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) shall be delivered to Parent. Any holder of Continued Company Capital Stock (other than Continued Company Dissenting Shares) who has not theretofore complied with this Section 1.9 shall thereafter look only to Parent for delivery of the Per Share Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.9.

(i) Lost, Stolen or Destroyed Certificates. In the event that any Continued Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Continued Company Stock Certificate to be lost, stolen or destroyed and, without the posting of a bond, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Continued Company Stock Certificate the Per Share Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1.9, had such lost, stolen or destroyed Continued Company Stock Certificate been surrendered.

(j) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Continued Company Common Stock for any Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 1.9.

1.10 Withholding. Each of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from the amounts payable or issuable (including shares of Parent Common Stock deliverable) under this Agreement such amounts as such Person is required to deduct or withhold in accordance with the Code and any other applicable Law. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Authority and treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

1.11 Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Continued Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 1.11 shall be construed to permit the Continued Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article II.

CLOSING

2.1 Closing and Closing Deliverables. The closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. Eastern Time as soon as reasonably practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII hereof (the date of the Closing, the “Closing Date”).

2.2 Closing Statement. No later than five (5) Business Days prior to the Closing Date, each of Parent and the Continued Company shall provide to the other party a written report setting forth the aggregate amount of all Transaction Expenses to be paid in cash by or on behalf of such party to third parties and such Transaction Expenses as well as all outstanding related party and Sponsor loans shall be paid by the Company or the Surviving Corporation to the applicable third parties immediately after Closing, as directed in such written reports by Parent in the sole discretion of Parent (in the case of Parent’s Transaction Expenses), and as directed by the Company (in the case of the Company’s Transaction Expenses), provided, however, that the aggregate amount of Parent’s Transaction Expenses and repayment of any related party or Sponsor loans shall not, without the prior written consent of the Continued Company, exceed $3,000,000 in the aggregate, other than the costs associated with obtaining the D&O Insurance, which cost, in the aggregate amount of up to $1,000,000, shall be borne solely by the Surviving Corporation and excluded from any cap on Parent Transaction Expenses (the “Parent Transaction Fee Cap”).

2.3 Pre-Closing Deliveries.

(a) No later than five (5) Business Days prior to the date the Registration Statement becomes effective under the Securities Act, the Continued Company shall prepare and deliver to Parent a schedule in spreadsheet format (the “Consideration Schedule”), in form and substance reasonably satisfactory to Parent and certified as complete and correct by the Continued Company’s chief executive officer, setting forth all of the following information as of immediately such date:

(i) (A) the names of all of the Continued Company Stockholders and their respective addresses, e-mail addresses and social security numbers or tax identification numbers (as applicable) or, in the case of non-U.S. taxpayers, a Form W-8 in the form prescribed by the Internal Revenue Service, (B) the number and type of shares of Continued Company Capital Stock held by such Continued Company Stockholders and the respective certificate numbers representing such shares, (C) the date of acquisition of shares of Continued Company Capital Stock, (D) the calculation of the aggregate number of shares of Parent Common Stock issuable to each Continued Company Stockholder at Closing pursuant to Section 1.6, assuming each Continued Company Stockholder is issued a number of shares of Parent Common Stock pursuant to Section 1.6, a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Parent and (E) such other information relevant thereto which Parent may reasonably request with respect to any Transaction Expenses of the Continued Company to be paid in cash. All amounts and allocations set forth in the Consideration Schedule shall be conclusive and binding upon the Continued Company and the Continued Company Stockholders and neither Parent or Merger Sub, nor, after Closing, the Surviving Corporation shall have any obligation to verify the accuracy of the Consideration Schedule; and

(ii) (A) the names of the holders of the Contingent Obligations, together with the respective addresses, e-mail addresses and social security numbers or tax identification numbers (as applicable), and (B) the calculation of the aggregate number of shares of Parent Common Stock issuable to each holder of such Contingent Obligations at Closing in settlement thereof out of the Aggregate Consideration.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Consideration Schedule as setting forth a true, correct and complete listing of the items set forth therein, and neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including the Continued Company Stockholders, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Consideration to be received by each Continued Company Stockholder or any other errors, omissions or inaccuracies in the Consideration Schedule.

(b) The Continued Company shall deliver a preliminary Consideration Schedule on or prior to five (5) Business Days prior to the date of the initial filing of the Registration Statement (which date shall not be earlier than October 1, 2022 (unless the Continued Company shall have otherwise agreed in writing)), setting forth its reasonable best estimates as of such date of the information to be contained therein.

Article III.

REPRESENTATIONS AND WARRANTIES OF the company

The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, as follows, except as otherwise set forth on the Company Disclosure Letter, which exceptions shall apply to (a) the representations and warranties or covenants contained in the Section of this Agreement to which the applicable Section of the Company Disclosure Letter corresponds in number, (b) any representation and warranty or covenant to which it is referred by cross reference and (c) any other representation or warranty or covenant to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or covenant:

3.1 Organization, Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario and has all requisite corporate or similar power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures of it to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the date hereof complete and accurate copies of its Organizational Documents as currently in effect.

(b) [Reserved].

(c) The Company does not own any equity interest in any other Person.

3.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements contemplated by this Agreement (the “Ancillary Documents”) to be executed and delivered by the Company, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby (other than the Continued Company Requisite Stockholder Consent). The Continued Company Requisite Stockholder Consent is the only vote or consent of the holders of any class or series of Continued Company Capital Stock necessary to adopt this Agreement and approve the terms of the Merger and the consummation of the transactions contemplated hereby. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by the Company and is, and the Ancillary Documents will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a Proceeding in equity or at Law (collectively, the “Enforceability Exceptions”).

3.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by Parent and Merger Sub in Article IV, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws.

3.4 No Conflict or Violation. Except as set forth on Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and will not, (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, to the extent that such breach or violation would be reasonably expected to have a Material Adverse Effect on the Company, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any material Contract binding upon the Company, or under which any of the assets of the Company is bound or affected, or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (d) result in the creation or imposition of any Encumbrance on any asset of the Company (except for Permitted Encumbrances).

3.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) an unlimited number of voting Class A common shares, 70,000,000 shares of which are issued and outstanding as of the date hereof; (ii) an unlimited number of non-voting Class B common shares, 11,200,000 shares of which are issued and outstanding as of the date hereof; (iii) an unlimited number of convertible, non-voting Class AAA Preferred Shares, 20,000,000 shares of which are issued and outstanding as of the date hereof; and (iv) an unlimited number of convertible non-voting preferred shares, 7,879,411 shares of which are issued and outstanding as of the date hereof. Section 3.5(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding share of Company Capital Stock as of the date hereof, including the holder thereof.

(b) The outstanding shares of Company Capital Stock (i) are duly authorized and validly issued, (ii) are free of any Encumbrances, (iii) were issued in compliance with all applicable Laws and (iv) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company’s Organizational Documents, or any agreement to which the Company is a party. Except as set forth in Section 3.5(a) of the Company Disclosure Letter, (A) there are no Contracts to which the Company is a party relating to the issuance, sale, transfer or voting of any Equity Interests of the Company and (B) there are no options, warrants, calls, rights, commitments or agreements obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or obligating the Company to grant, or enter into any option, warrant, call, right, commitment or agreement relating to any Equity Interests of the Company. Except as set forth in Section 3.5(a) of the Company Disclosure Letter, there are no bonds, debentures, notes or other instrument of Indebtedness to which the Company is a party giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the security holders of the Company may vote.

(c) Section 3.5(c) of the Company Disclosure Letter sets forth accurate and complete information with respect to (x) the holder, the grant date, the vesting schedule, the exercise price (if applicable), the expiration date (if applicable), the shares underlying and the tax status (if applicable) of each Company Warrant outstanding as of the date of this Agreement and (y) the intended holder, the vesting, the shares underlying and the tax status (if applicable) of each Company Warrant promised by the Company but not yet granted.

(d) Except as set forth in Section 3.5(d) or Section 3.15(m) of the Company Disclosure Letter, no agreement evidencing Company Warrants contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including in the case where the Company Plans or underlying awards are not assumed in an acquisition. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

3.6 Litigation.

(a) As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its predecessors or against any officer, director, shareholder, employee or agent of the Company in their capacity as such or relating to their employment services or relationship with the Company or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the Transactions.

(b) As of the date hereof, the Company is not a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the Transactions.

3.7 Intellectual Property.

(a) Section 3.7(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of (i) each item of Company Registered Intellectual Property, (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed, the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date, (iii) the record owner thereof, (iv) all registration, maintenance or renewal fees that are due or filings that must be made within one hundred and twenty (120) days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for such Company Registered Intellectual Property and (v) any other Person that has, or to the Company’s Knowledge, purports to have, an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all invention disclosures, applications, material correspondence with any Governmental Authority, and other material documents related to the prosecution and maintenance of each such item of Company Registered Intellectual Property.

(b) The Company exclusively own all right, title and interest to and in the Company Intellectual Property (other than (i) Company Intellectual Property exclusively and non-exclusively licensed to the Company, as identified in Section 3.7(b)(i) of the Company Disclosure Letter and (ii) commercially available software products licensed to the Company under standard end-user object code license agreements (the “Off-the-Shelf Software Licenses”)), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing: (1) all documents and instruments necessary to register or apply for or renew registration of Company Registered Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority; (2) each item of Company Registered Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office) and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline; (3) except as set forth in Section 3.7(b)(i) of the Company Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or academic institution, were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property by, for or on behalf of the Company; and (4) except as set forth in Section 3.7(b)(i), no Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property to any other Person. Section 3.7(b)(i) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person granted to the Company any license or right or interest in any Intellectual Property (other than Off-the-Shelf Software Licenses). The Company has delivered or made available to Parent, a complete and accurate copy of all Contracts listed on Section 3.7(b)(i) of the Company Disclosure Letter. With respect to each of such Contracts: (x) such Contract is valid and binding on the Company, as applicable, and in full force and effect; (y) no Acquired Company has received any written notice of termination or cancellation under such Contract, or received any written notice of breach or default under such Contract, and there are no outstanding or, to the Company’s Knowledge, threatened, Proceeding with respect to any such Contracts; and (z) to the Company’s Knowledge, neither the Company, nor any other party to any such Contract, is in breach or default thereof in any material respect, and to the Company’s Knowledge, there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. The Company has obtained and possesses valid licenses to use all Software present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their own use in connection with the business of the Company. All Software necessary for the operation of the business of the Company is owned by the appropriate Acquired Company or has been properly licensed from the owner of such Software and the appropriate Acquired Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software. No Contract to which the Company is a party contains a covenant not to compete or otherwise limits the ability of such Acquired Company to use or exploit fully any Company Intellectual Property.

(c) Section 3.7(c) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person has been granted by the Company any license, option, distribution right, or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property, and except as set forth on Section 3.7(c) of the Company Disclosure Letter, there exists no obligation by the Company to assign, license or otherwise transfer any of the Company Intellectual Property to any Person. Except as set forth on Section 3.7(c) of the Company Disclosure Letter, the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company Intellectual Property anywhere in the world. The Company has delivered or made available to Parent, a complete and accurate copy of all Contracts listed on Section 3.7(c) of the Company Disclosure Letter.

(d) The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Contract set forth on Section 3.7(b)(i) or Section 3.7(c) of the Company Disclosure Letter, nor give any third party to any such Contract the right to do any of the foregoing. Following the Closing, Parent, the Surviving Corporation or the applicable Acquired Company will be permitted to exercise all of the rights of such Person under such Contracts to the same extent such Person would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to such Contracts. Other than with respect to Off-the-Shelf Software Licenses, and the Contracts set forth on Section 3.7(b)(i) and Section 3.7(c) of the Company Disclosure Letter, there are no outstanding Contracts, options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to (i) any Company Intellectual Property in which the Company has an ownership interest, or (ii) to the Company’s Knowledge, any other Company Intellectual Property.

(e) The registered Intellectual Property rights within the Company Registered Intellectual Property are to the Company’s Knowledge valid and enforceable. There is no pending or, to the Company’s Knowledge threatened: inter partes review, opposition, cancellation, interference, reexamination, post grant review, or other Proceeding, in each case before a court or other Governmental Authority (collectively, “Disputes”) challenging the legality, validity, enforceability, inventorship, ownership, or right to use, sell, license or dispose of any of the Company Intellectual Property or alleging any misuse of any of the Company Intellectual Property (provided the foregoing representation is made to the Company’s Knowledge with respect to Intellectual Property licensed to the Company). The Company Intellectual Property is not subject to any outstanding Order, settlement or other disposition as a result of a Proceeding (provided the foregoing representation is made to the Company’s Knowledge with respect to Intellectual Property licensed to the Company), and no Acquired Company has received any written notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f) The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets included in the Company Intellectual Property. To the Company’s Knowledge, there have been no unauthorized disclosures of any Trade Secrets of the Company. To the Company’s Knowledge, no current or former Company Stockholder, officer, director or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. To the Company’s Knowledge, no employee of or consultant to the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning, or confidentiality provisions protecting trade secrets and confidential information comprising, Company Intellectual Property. To the Company’s Knowledge, there are no inventions of any employees or consultants of the Company that are necessary to the operations of the Company that were made prior to their employment by the Company.

(g) The Company Intellectual Property constitutes all Intellectual Property necessary for the Company to conduct the business of the Company as currently conducted. The operation by the Company of their businesses as currently conducted and as currently proposed to be conducted does not and will not infringe upon, misappropriate, use without authorization, or otherwise violate, nor has the operation of such businesses ever infringed upon, misappropriated, used without authorization or otherwise violated, the Intellectual Property rights of any Person. There is no Proceeding pending, or to the Company’s Knowledge threatened, against the Company relating to any Intellectual Property used or allegedly used in the conduct of the business of the Company as currently conducted and as currently proposed to be conducted. The Company own or possess sufficient legal rights to, and have the right to bring actions for the infringement of, all Company Intellectual Property without any conflict with, or infringement of, the rights of others (but subject to any rights or obligations with respect to Company Intellectual Property licensed to the Company pursuant to any Contract set forth on Section 3.7(b)(i) of the Company Disclosure Letter). No Acquired Company has received any communications alleging that the Company has, or by conducting its business, would infringe upon, misappropriate, use without authorization, or otherwise violate any of the Intellectual Property of any other Person (including any request or demand that the Company license or refrain from using any Intellectual Property rights of any Person). No formal, written legal opinion concerning or with respect to any third party Intellectual Property relating to any technology or process or product developed or proposed to be developed, marketed or sold by the Company, including without limitation any freedom-to-operate, product clearance, or right-to-use opinion, has been conducted by or on behalf of, or delivered to the Company. To the Company’s Knowledge, no third party is infringing upon, or violating any license or agreement with the Company relating to any Company Intellectual Property. To the Company’s Knowledge, no Person is (or has in the past been) infringing upon, misappropriating, using without authorization or otherwise violating any Company Intellectual Property owned by the Company. No Acquired Company has brought any Proceeding against any Person alleging infringement, misappropriation, unauthorized use or other violation of any such Intellectual Property. No Acquired Company has made, sent or otherwise delivered to any Person any charge, complaint, claim, demand or notice alleging any past, present or future infringement, misappropriation, unauthorized use or other violation of any Company Intellectual Property (including any request or demand that such Person license or refrain from using any Company Intellectual Property).

(h) Except as set forth in Section 3.7(h) of the Company Disclosure Letter, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim, and (ii) to the Company’s Knowledge, the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(i) No current or former Employee or contractor of the Company who has authored, co-authored or otherwise contributed to the conception or development of any Intellectual Property on behalf of the Company has filed, asserted in writing, or threatened in writing any claim against the Company in connection with his or her involvement with any such Intellectual Property, and no such current or former Employee or contractor has any Intellectual Property rights of any kind now used or necessary for the Company which Intellectual Property rights have not been assigned to the Company.

(j) Section 3.7(j) of the Company Disclosure Letter separately lists and identifies all Software necessary for the business of the Company (“Company Software”) except for Open Source Software. To the Company’s Knowledge, the Software contained in the Company Intellectual Property substantially performs in accordance with the documentation and other written materials related to such Software, and to the Company’s Knowledge, is free from all viruses, worms, Trojan horses, and other material defects in programming and operations. The Company has taken commercially reasonable steps to safeguard the confidentiality for such Software. The Company has not disclosed or licensed any source code to any Person (including to a third party escrow agent) other than to employees or contractors performing services on the Company’s behalf who are bound by obligations of confidentiality. No Person has any right to access or use any source code for any software that is owned by the Company for any purpose other than the conduct of the Business, and to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by the Company, the escrow agent(s) (if any), or any other Person to any Person.

(k) The Company has sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment necessary to the operation of the business of the Company (the “IT Assets”) all of which rights shall survive in all material respects by the consummation of the transactions contemplated hereby. The Company do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Company except as described in Section 3.7(k)(i) of the Company Disclosure Letter. The IT Assets have not materially malfunctioned or failed within the past three years and to the Company’s Knowledge, do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization or disable, erase or otherwise impair in any way the IT Assets, or (ii) otherwise materially adversely affect the functionality of the IT Assets. The Company has taken commercially reasonable steps to provide for the remote-site back-up of data and information necessary for the conduct of the Business and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, as described in Section 3.7(k)(ii) of the Company Disclosure Letter. To the Knowledge of the Company, no Person has gained unauthorized access to any IT Assets during the past three years. The Company has taken commercially reasonable efforts to maintain safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements.

(l) Section 3.7(l)(i) of the Company Disclosure Letter identifies (i) each item of Open Source Software that is contained in, linked to or distributed with any of the Software in the Company Intellectual Property, (ii) the applicable Open Source Software license and (iii) the products, technology or services of Company to which each such item of Open Source Software relates. Except as set forth in Section 3.7(l)(ii) of the Company Disclosure Letter, no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of Third Party software that itself incorporates Open Source Software) into or distributed with any of the Company Intellectual Property, and no product, technology or service of the Company is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software. No Acquired Company has used any Open Source Software that (y) creates or imposes, or purports to create or impose, any obligation on the Company with respect to any product, service or technology of the Company Group with respect to the Company Intellectual Property, or (z) grants, or purports to grant, to any Person, any rights or immunities under any of the Company Intellectual Property (including by using any Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(m) The Company has complied in all material respects with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Company Owned Intellectual Property, and operated all websites associated with such domain names in accordance with all applicable Laws. The Company is the owner of, or has sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites associated with any domain name included in the Company Intellectual Property.

3.8 Agreements; Actions.

(a) Except for this Agreement and the Contracts listed in Section 3.8(a) of the Company Disclosure Letter (any such Contract listed or required to be listed on Section 3.8(a) of the Company Disclosure Letter, a “Material Contract”), there are no Contracts to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $1,000,000 on an annual basis, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (other than Off-the-Shelf Software Licenses) which such license is material to the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution, including any partnership, joint venture or similar Contract, (v) any employment agreements and consulting agreements (except for the Company’s standard form consulting agreements) which involve payments by the Company in excess of $1,000,000 on an annual basis, (vi) any agreement under which the Company is restricted from carrying on any business anywhere in the world (other than non-disclosure agreements and customer contracts entered into in the Ordinary Course of Business that contain non-solicitation obligations), (vii) any agreement with any Governmental Authority, (viii) any agreement that grants exclusive or preferential rights or “most favored nations” status to any person or other similar restrictions, rights or obligations, binding on the Company, (ix) any agreement that prohibits the Company from soliciting any customers or strategic partners, (x) any agreement evidencing any Indebtedness of the Company, granting any Lien on any asset of the Company, extending credit to any Person, or granting a material performance bond, letter of credit or any other similar instrument in excess of $500,000, (xi) any agreement that requires the Company, or any successor to or acquirer of the Company, to make any payment to another person as a result (in whole or in part) of the transactions contemplated by this Agreement (a “Change in Control Payment”) or gives another Person a right to receive or elect to receive a Change in Control Payment, (xii) any agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any properties, assets or business of the Company, (xiii) any agreement for the disposition of a material portion of the Company’s assets or (xiv) any agreement for the acquisition by the Company of the business or securities or other ownership interests of another Person.

(b) (i) Each Material Contract is a valid and binding agreement of the Company and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) the Company is not, and, to the Company’s Knowledge, no other party is, in default or breach in any material respect under the terms of any Material Contract, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a material default under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract and (iv) as of the date of this Agreement, neither the Company nor any Affiliate has received any written notice or other written communication regarding a material violation or breach of, or material default under, or the cancellation or termination of any Material Contract or regarding any counterparty’s intent to cancel or terminate any Material Contract.

(c) Except for this Agreement and the Transactions, the Company has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

3.9 Certain Transactions. Except as set forth in Section 3.9 of the Company Disclosure Letter, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act other than, in any such case, compensation paid to and/or benefits provided in the ordinary course to an Affiliate who is an employee, independent contractor or director. The Company has made available to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

3.10 Property. All material property and assets reflected on the books of the Company as owned by the Company is owned, free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. No Acquired Company owns, or has ever owned, any real property. The material property and assets of the Company are sufficient for it to conduct its Business as currently conducted and as proposed to be conducted and are in good condition and working order.

3.11 Financial Statements.

(a) The Company has delivered to Parent (a) its audited consolidated financial statements as of and for the years ended September 30, 2020 and September 30, 2021 and (b) its unaudited consolidated financial statements (including balance sheet, income statement, statement of stockholders’ equity and statement of cash flows) as of June 30, 2022 (the “Company Balance Sheet Date”) and for the nine (9) month period ended on the Company Balance Sheet Date (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Since June 30, 2022, except as required by applicable Law or IFRS, there has been no change in any accounting principle, procedure or practice by the Company or in the method of applying any such principle, procedure or practice.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.12 Undisclosed Liabilities. As of the date of this Agreement, the Company has not incurred any Liabilities, other than: (a) Liabilities reserved for or disclosed on the Company Balance Sheet or in the notes thereto; (b) Liabilities incurred in the Ordinary Course of Business since the Company Balance Sheet Date; (c) Liabilities under executory Contracts identified on the Company Disclosure Letter; (d) Liabilities arising under this Agreement, (e) as set forth on Section 3.12 of the Company Disclosure Letter, or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

3.13 Absence of Changes. From June 30, 2022 until the date of this Agreement, except for the contemplated reorganization of the Company from an Ontario corporation to a Delaware corporation, (a) the Company has conducted in all material respects its business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 5.1.

3.14 Employee Benefits Matters.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, severance or similar Contract and each other plan, agreement, offer letter, policy, program, commitment or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, retention, equity or other equity-related rights, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, welfare benefits, life, accident, dental or vision benefits, tuition benefits, vacation or paid-time-off, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other employee benefits, in any case, which is maintained, administered or contributed to by the Company or any ERISA Affiliate thereof and covers any employee or former employee of the Company, or with respect to which the Company has or may have any liability (whether actual or contingent) (collectively, the “Employee Plans”).

(b) With respect to each Employee Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, (iii) non-discrimination testing results for the three most recently completed plan years, (iv) the most recently prepared actuarial report for any Employee Plan that is funded, and (v) all material and non-routine correspondence to or from any Governmental Authority received in the last three years with respect to any Employee Plan.

(c) Each Employee Plan has been established, operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including any applicable provisions of ERISA and the Code. All contributions or other amounts payable by the Company with respect to each Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. There are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by, on behalf of or against any Employee Plan that could reasonably be expected to result in any material liability to the Company.

(d) With respect to each Employee Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter issued with respect to such plan, and (iii) the three most recently filed annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Employee Plan. With respect to any Employee Plan, except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, or contributed to (or had any obligation to contribute) in the last six years to a plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or the minimum funding standards under Section 302 or Title IV of ERISA; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h) Except for group health plan continuation coverage as required by applicable Law and for which the covered individual pays the full cost of coverage, no Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company has any obligation to provide such benefits.

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code ) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder. All Company Options have an exercise price at least equal to the fair market value of Company Common Stock on the date of grant of such Company Options.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) result in the requirement or obligation to fund any Employee Plan, or (iv) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k) Neither the Company nor any Subsidiary has any obligation to provide, and no Employee Plan or other agreement provides, any individual with the right to, a gross up, indemnification or reimbursement payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l) No Employee Plan is subject to the laws outside of the United States.

(m) The Company has not materially modified, terminated or created any material Employee Plan since November 19, 2013.

(n) Each Employee Plan that is subject to the Patient Protection and Affordable Care Act , as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act. No event has occurred nor circumstances exist that would cause the Company to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Company has complied in all material respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

3.15 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company.

(b) As of the date of this Agreement and in the last three (3) years, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has been, and is, in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, discrimination, harassment, retaliation, worker classification, leaves of absence, and occupational safety and health. The Company is not aware of any allegations relating to officers, directors or employees of the Company, that, if known to the public, would bring the Company into material disrepute. The Company has not retained or engaged any worker as an independent contractor or consultant. Any and all independent contractors and/or consultants are and have been properly classified as such, and the Company has properly paid all independent contractors and consultants via Form 1099.There has never been any suit, charge, claim or litigation against the Company relating to any labor, employment or health and safety matters. The Company has never been subject to any audit or investigation by the U.S. Department of Labor, the Occupational Safety and Health Administration and/or their respective state and local analogues. All employees of the Company is legally entitled to work in the United States, and the Company maintains accurate and complete Form I-9s for all current employees. The Company is not delinquent in any payments to employees.

3.16 Tax Matters.

(a) Except as set forth on Section 3.16 of the Company Disclosure Letter, the Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes required to be paid and for which the Company is liable (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b) Since the Company Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, nor has any request been made in writing for any such extension or waiver that is still pending.

(d) There are no liens for Taxes upon any property or asset of the Company (other than statutory liens for current taxes not yet due and payable).

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change made or required to be made on or prior to the Closing Date or any agreement with any Tax authority entered into on or prior to the Closing Date, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any private letter ruling obtained by the Company prior to the Closing, any prepaid amount received on or prior to the Closing, an election under Section 108(i) of the Code or election under Section 965(h) of the Code, or any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in respect of taxable periods (or portions thereof) effected or existing prior to the Closing.

(f) No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and with respect to which it treats itself as a partner for Tax purposes.

(g) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary provisions in Contracts not primarily relating to Taxes).

(h) No Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(i) No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company is the common parent) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes.

(j) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, and equityholders of such Acquired Company or other Person. The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant Tax purposes.

(k) In the last three years, no Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(l) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d).

(m) The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

(n) No Acquired Company has requested, applied for, or sought any relief, assistance or benefit with respect to Taxes from any Governmental Authority under any COVID-19 Measures, including the deferral of any Taxes from a taxable period (or portion thereof) ending on the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date.

3.17 Insurance. The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company as of the date of this Agreement, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Company. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. There has not been any actual, or to the Company’s Knowledge, threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. No Acquired Company has any self-insurance or co-insurance programs.

3.18 Compliance with Laws; Permits.

(a) The Company is, and for the past three (3) years has been, in compliance, in all material respects, with any applicable Law. Currently and for the past three (3) years, the Company has had all material Permits, and the Company is and has been in compliance with each such Permit. No Acquired Company has received any written notice or other written communication regarding any violation of or failure to comply with any term or requirement of any material Permit held as of the date hereof by such Acquired Company or any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Section 3.18 of the Company Disclosure Letter sets forth (a) an accurate and complete list of all material Permits issued to the Company and (b) an accurate and complete list of all material Permits for which the Company has applied or has taken the steps necessary to secure or maintain or that the Company otherwise intends to obtain (in each case, with respect to material Permits that have not yet been obtained by the applicable Acquired Company). Each such material Permit has that been validly issued or obtained is, and immediately following the consummation of the transaction contemplated hereby will be, in full force and effect.

(b) To the Company’s Knowledge, no officer, director, employee, or representative or agent of the Company has entered into any contract, agreement or arrangement, or made any financial or affiliation arrangements with any Person with whom the Company has or hopes to have a business relationship that is illegal or in non-compliance with any Laws.

3.19 Environmental and Safety Laws. To the Company’s Knowledge, (a) the Company is and has been in compliance, in all material respects, with all Environmental Laws; (b) there has been no release or to the Company’s Knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

3.20 Foreign Corrupt Practices Act. No Acquired Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. No Acquired Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company, nor to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.21 Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Information, the Company is and has been, to the Company’s Knowledge, in material compliance with all applicable Laws in all relevant jurisdictions, such Acquired Company’s privacy policies and the requirements of any contract or codes of conduct to which such Acquired Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, acquisition, modification, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, such Acquired Company is in material compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s Knowledge, in material compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. No Acquired Company has received any written claim, notice, inquiry, or demand from any Person, Governmental Authority, consumer advocacy groups, or industry or trade organizations, and no action, suit or proceeding has been asserted or commenced, alleging that the Company is in violation of Privacy and Security Laws. No Acquired Company has had any breaches or lapses of security, denial of service attacks, nor any unauthorized access to, use, modification, acquisition, disclosure of, or other misuse of any Personal Information or confidential information. To the Company’s Knowledge, the execution, delivery, or performance of this Agreement by the Company and the consummation of the transactions contemplated by this agreement will not (i) violate in any material respect any Privacy and Data Security Laws or contracts that are applicable to the processing of Personal Information by the Company; (ii) require Company to provide any notice to, or seek any consent from any employee, customer, service provider or other third party thereunder as it relates to Personal Information; or (iii) under Privacy and Data Security Laws or applicable contracts, restrict, impair, or limit the ability of the Company or Parent or Merger Sub to use Personal Information after the Closing.

3.22 Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and equityholder vote and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Merger or the other transactions contemplated by this Agreement.

3.23 No Brokers. Except for the fees payable to Persons set forth on Section 3.24 of the Company Disclosure Letter (which fees shall be the sole responsibility of the Company), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or who is or may be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.24 Information Supplied. None of the information relating to the Continued Company supplied by or on behalf of the Continued Company in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to the holders of Parent Common Stock, (iii) the time of the Special Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any change disclosed in writing by or on behalf of the Continued Company to Parent or its counsel prior to the filing thereof pursuant to Section 7.1 hereof. Notwithstanding the foregoing provisions of this Section 3.25, no representation, warranty or covenant is made by the Continued Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not furnished by or on behalf of the Continued Company in writing for inclusion or incorporation by reference therein, including any information furnished by or on behalf of Parent in writing specifically for inclusion or incorporation by reference therein.

3.25 No Additional Representations or Warranties. Except as provided in this Article III or in the Continued Company Closing Certificate, neither the Company, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates. Without limiting the foregoing, Parent acknowledges that Parent, together with its advisors, has made its own investigation of Continued Company and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Continued Company as conducted after the Closing, as contained in any materials provided by the Company, the Continued Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Parent by the Company or the Continued Company shall include any and all information that may be contained or posted prior to 5:00 p.m. (Eastern Time) three (3) Business Days prior to the execution of this Agreement in the electronic data room established by the Continued Company or its representatives in connection with the Transactions.

Article IV.

REPRESENTATIONS AND WARRANTIES OF parent and merger sub

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Continued Company, as the case may be, as of the date hereof, as follows, except as otherwise set forth on the Parent Disclosure Letter, which exceptions shall apply to (a) the representations and warranties or covenants contained in the Section of this Agreement to which the applicable Section of the Parent Disclosure Letter corresponds in number, (b) any representation and warranty or covenant to which it is referred by cross reference and (c) any other representation or warranty or covenant to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or covenant:

4.1 Organization, Existence and Power.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under all Contracts. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the date hereof complete and accurate copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as currently in effect.

(b) All of the issued and outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Encumbrances, other than Permitted Encumbrances. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list as of the date hereof of each Subsidiary of Parent and each Person in which Parent or any of its Subsidiaries owns an Equity Interest or other voting interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of Parent or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by Parent in each of its Subsidiaries or in each such other Person.

(c) The minute books of the Parent are complete and reflect all actions of the Board of Directors and stockholders of the Parent to the date of this Agreement, true and correct copies of which have been provided to the Company.

4.2 Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Parent or Merger Sub, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, Parent Board, Merger Sub and the board of directors of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby (other than Parent Requisite Stockholder Consent and approval of Parent, as the sole stockholder of Merger Sub). This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by each of Parent and Merger Sub and is, and the Ancillary Documents will be, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

(b) At a meeting duly called and held, the Parent Board has, subject to the receipt of the fairness opinion from the Financial Advisor acceptable to the Parent Board: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Requisite Stockholder Consent.

4.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of Parent Restated Certificate, which will have been filed as of the Closing, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (c) the filing of the Certificate of Merger, (d) such filings with and approvals of Nasdaq to permit the Parent Common Stock to continue to be listed on the Nasdaq Capital Market immediately following the consummation of the Business Combination Nasdaq, and (e) the filing with the SEC of (1) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (2) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement.

4.4 No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) subject to the exceptions set forth in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, to the extent that such breach or violation would be reasonably expected to have a Material Adverse Effect on Parent, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any Contract binding upon Parent, or under which any of the assets of Parent is bound or affected, or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or (d) result in the creation or imposition of any Encumbrance on any asset of Parent (except for Permitted Encumbrances).

4.5 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent is the sole stockholder of Merger Sub.

4.6 Capitalization.

(a) Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Class A Common Stock, 1,393,678 shares of which are issued and outstanding as of the date hereof, (ii) 2,000,000 shares of Parent Class B Common Stock, 1,437,500 shares of which are issued and outstanding as of the date hereof, (iii) 1,000,000 of preferred stock, none of which is issued and outstanding as of the date hereof.

(b) Parent Warrants. As of the date hereof, Parent has issued and outstanding 5,750,000 public warrants (the “Parent Public Warrants”) and 2,800,000 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share.

(c) The outstanding shares of Parent Common Stock (i) are duly authorized and validly issued, (ii) are free of any Encumbrances, (iii) were issued in compliance with all applicable Laws and (iv) were not issued in violation of any preemptive rights or rights of first refusal created by statute, Parent’s Organization Documents, or otherwise. Except as set forth in Section 4.6(c) of the Parent Disclosure Letter, (A) there are no Contracts relating to the issuance, sale, transfer or voting of any Equity Interests of Parent and (B) there are no options, warrants, calls, rights, commitments or agreements obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or obligating Parent to grant, or enter into any option, warrant, call, right, commitment or agreement relating to any Equity Interests of Parent. Except as set forth in Section 4.6(c) of the Parent Disclosure Letter, there are no bonds, debentures, notes or other instrument of Indebtedness to which Parent is a party giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for securities of Parent having the right to vote or consent) on any matters on which the security holders of Parent may vote.

(d) Other than Merger Sub, of which Parent is the sole stockholder, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

4.7 Litigation.

(a) As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of Parent or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with Parent, its Subsidiaries, or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.8 [Reserved].

4.9 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(b) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(d) The Parent SEC Reports contain true and complete copies of the applicable Parent financial statements (the “Parent Financial Statements”). Except as disclosed in the Parent SEC Reports, Parent Financial Statements (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

4.10 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11 Business Activities; Liabilities.

(a) Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any material operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the Ancillary Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in Section 4.11 of the Parent Disclosure Letter and other than under this Agreement and the Ancillary Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b) Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Documents and the Transactions, there is no Contract, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(c) Except for this Agreement and the Ancillary Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(d) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 6.1) or Parent’s initial public offering and contemporaneous private placement, neither Parent nor Merger Sub is and at no time has been, party to any Contract with any Person that would require payments by Parent or Merger Sub in excess of $50,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.1)). True and correct copies of all agreements referenced in the preceeding sentence have been provided to the Company and Schedule 4.11 of the Parent Disclosure Letter sets forth a complete list of the outstanding payables by the Company on the date hereof.

4.12. Certain Transactions. Except as described in the Parent SEC Reports, set forth on Schedule 4.12 of the Parent Disclosure Letter or as relate to (a) reimbursement for expenses incurred on behalf of Parent or (b) with respect to any Person’s ownership of Parent Common Stock, there are no material Contracts between Parent, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of Parent or its Affiliates or (ii) any record or beneficial owner of more than five percent (5%) of the outstanding shares of Parent Common Stock as of the date hereof or its or his Affiliates.

4.13 Property. Subject to the restrictions on the Trust Account set forth in the Trust Agreement (each as defined below), the material property and assets that Parent owns are free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the material property and assets it leases, Parent is in compliance in all material respects with such leases and, to its Knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. Parent does not own, and has not ever owned, any real property.

4.14 Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Parent or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Parent SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of the operation of business of Parent, (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (d) liabilities under this Agreement, or (e) as set forth on Section 4.14 of the Parent Disclosure Letter.

4.15 Absence of Changes. Since the date of Parent’s incorporation through the date of this Agreement:

(a) there has not been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(b) except as set forth on Section 4.15 of the Parent Disclosure Letter, Parent has conducted its business and operated its properties in the Ordinary Course of Business consistent with past practice in all material respects.

4.16 Employee Matters; Benefits. Parent does not have and has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent does not have any unsatisfied liability with respect to any director, officer, individual consultant or employee. Parent does not maintain, sponsor or have any liability (contingent or otherwise) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by Parent, any Subsidiary or any other trade or business that would be treated as a single employer with Parent under Title IV of ERISA.

4.17 Tax Matters.

(a) Parent has timely filed all Tax Returns required to have been filed by it and timely paid all Taxes required to be paid by it (whether or not shown on such Tax Returns). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(b) No deficiencies for Taxes with respect to Parent have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority. There are no pending or, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent. Parent (and any predecessor thereof) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, nor has any request been made in writing for any such extension or waiver that is still pending.

(c) There are no liens for Taxes upon any property or asset of Parent (other than statutory liens for current taxes not yet due and payable).

(d) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change made or required to be made on or prior to the Closing Date or any agreement with any Tax authority entered into on or prior to the Closing Date, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any private letter ruling obtained by Parent prior to the Closing, any prepaid amount received on or prior to the Closing, an election under Section 108(i) of the Code or election under Section 965(h) of the Code, or any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in respect of taxable periods (or portions thereof) effected or existing prior to the Closing.

(e) Parent is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and with respect to which it treats itself as a partner for Tax purposes.

(f) Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary provisions in Contracts not primarily relating to Taxes).

(g) Parent has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(h) Parent has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Parent is the common parent) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes.

(i) Parent has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of Parent. Parent has properly classified all individuals providing services to it as employees or non-employees for all relevant Tax purposes.

(j) In the last three years, Parent has not been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(k) It is the present intention of Parent to continue at least one significant historic business line of the Company or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation §1.368-1(d).

(l) Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(m) To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.18 Compliance with Laws; Permits. Parent is, and at all times since the date of its formation has been, in compliance, in all material respects, with any applicable Law. Parent has all material Permits, and Parent is in compliance in all material respects with such Permits. Parent has not received any written notice or other written communication regarding any violation of or failure to comply with any term or requirement of any material Permit held as of the date hereof by Parent or any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Section 4.18 of the Parent Disclosure Letter sets forth (a) an accurate and complete list of all material Permits issued to Parent and (b) an accurate and complete list of all material Permits for which Parent has applied or has taken the steps necessary to secure or maintain or that Parent otherwise intends to obtain (in each case, with respect to material Permits that have not yet been obtained by Parent). Each such material Permit has that been validly issued or obtained is, and immediately following the consummation of the transaction contemplated hereby will be, in full force and effect.

4.19 Foreign Corrupt Practices Act. Neither Parent nor any of its directors, officers, employees or, to the Knowledge of Parent, agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist Parent or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither Parent nor any of its directors, officers, employees or, to the Knowledge of Parent, agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Parent, nor to the Knowledge of the Parent, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Parent is currently subject to any U.S. sanctions administrated by OFAC.

4.20 SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since its initial public offering pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of the respective date of its filing, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.

4.21 Trust Account. As of the date hereof, Parent has approximately $13.6 million in the account established by Parent for the benefit of its public stockholders at the Trustee (the “Trust Account”), such monies invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3), (d)(4) and (d)(5) of Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Trust Agreement, dated as of January 22, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing and except as permitted by the Trust Agreement, none of the funds held in the Trust Account may be released. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

4.22 Nasdaq Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOXW.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOXWW”. Parent is in compliance in all material respects with the rules of Nasdaq, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on Nasdaq. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

4.23 [Reserved].

4.24 Valid Issuance. The shares of Parent Common Stock issuable as Per Share Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than transfer restrictions under applicable securities Laws) or any preemptive rights.

4.25 Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.26 No Brokers. Except as set forth on Section 4.26 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or who is or may be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

4.27 Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, at the time of the Special Meeting, and at the Effective Time, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Continued Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.28 No Additional Representations or Warranties. Except as provided in this Article IV or in the Parent Closing Certificate, neither Parent nor any of its respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of Parent and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Parent as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article V.

COVENANTS OF THE COMPANY

5.1 Continuation of the Company. As soon as practicable and in any event within thirty (30) days of the date of this Agreement, the Company shall effect a continance of the Company from Ontario to Delaware such that as of such date, the Company shall be a corporation, duly formed and validly existing, under the laws of Delaware and referred to herein as the Continued Company.

5.2 Interim Operations. From and after the date of this Agreement until the earlier of (A) the terminatiof this Agreement in accordance with the provisions of Section 9.1 or (B) the Effective Time (such period, the “Interim Period”), except as expressly contemplated by this Agreement, the Company or the Continued Company, as the case may be, shall conduct its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Section 5.2 of the Company Disclosure Letter, as required by applicable Law (including COVID-19 Measures) or pursuant to the written consent of Parent, not to be unreasonably withheld, conditioned, or delayed, the Company or the Continued Company, as the case may be, shall not:

(a) other than in accordance with Section 5.1 hereof, amend its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock, debt or property or any combination thereof) in respect of any equity securities of the Company or the Continued Company, as the case may be, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of the Company or the Continued Company, as the case may be;

(c) split, combine, subdivide or reclassify any shares of capital stock, membership interests or other equity interests;

(d) (i) issue, transfer, deliver, sell, pledge or otherwise encumber any Equity Interests of the Company or the Continued Company, as the case may be;

(e) make any capital expenditures in excess of $100,000 or incur any obligations or liabilities in respect thereof;

(f) directly or indirectly acquire by merger or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, or other business organization or division thereof;

(g) sell, lease, license or otherwise transfer, or create, incur, assume or suffer to exist any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Company or the Continued Company, as the case may be;

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) make any payments constituting an Affiliate Transaction (other than salary payments in the Ordinary Course of Business consistent with past practice);

(j) create, incur, assume or otherwise become liable with respect to any Funded Indebtedness;

(k) modify, amend, cancel, terminate or waive any rights under any Material Contract, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or otherwise waive, release or assign any material rights, claims or benefits of the Company or the Continued Company, as the case may be;

(l) (i) grant or agree to grant any severance or termination pay policies or increase any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of the Company or the Continued Company, as the case may be, or any of its ERISA Affiliates, including pursuant to any Employee Plan; (ii) adopt, enter into, modify or terminate any Employee Plan; (iii) accelerate the vesting or payment of any compensation or benefits under any Employee Plan; (iv) grant any equity or equity-linked awards or other bonus, commission or other incentive compensation or provide any loan to any director, officer, advisor, consultant or employee of the Company or the Continued Company, as the case may be, or any of its ERISA Affiliates or (v) hire, demote, promote, change the title of, or terminate any employee, officer, director or consultant of the Company or the Continued Company, as the case may be, or any of its ERISA Affiliates or materially change the management structure of the Company or the Continued Company, as the case may be,;

(m) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN Act;

(n) hire any employees with an annual base compensation of over $350,000, or terminate the employment of any employees with an annual base compensation of over $100,000, other than for cause;

(o) fail to maintain, or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any Company Intellectual Property, or grant permission to enter into the public domain any trade secrets included in the Company Intellectual Property;

(p) transfer or grant to any third party any rights with respect to any Intellectual Property;

(q) modify or amend in any material respect, terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Material Contract, or enter into any Contract that, if entered prior to the date of this Agreement, would constitute a Material Contract;

(r) change the Company’s or the Continued Company’s, as the case may be, methods of accounting or accounting practices, except as contemplated by this Agreement or as required by concurrent changes in GAAP as agreed to by the Company’s or the Continued Company’s, as the case may be, independent public accountants, or in connection with the Company’s or the Continued Company’s, as the case may be, preparation for transition to public company accounting;

(s) make any change to their cash management practices, policies or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(t) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against the Company or the Continued Company, as the case may be, (ii) any equityholder litigation or dispute against the Company or the Continued Company, as the case may be, or any of its respective officers or directors or (iii) any Proceeding that relates to the transactions contemplated by this Agreement;

(u) cancel, settle or forgive any third party Indebtedness owed to the Company or the Continued Company, as the case may be, greater than $50,000 individually or $100,000 in the aggregate;

(v) (i) make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (ii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (iii) file any federal or state income Tax Return or any other material Tax Return, (iv) amend any Tax Return, (v) surrender or forfeit any right to claim a Tax refund or (vi) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(w) form or acquire any Subsidiaries;

(x) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(y) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or

(z) authorize or agree, resolve or commit to do any of the foregoing.

5.3. Access and Information.

(a) During the Interim Period, the Company or the Continued Company, as the case may be, shall (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Company or the Continued Company, as the case may be, (ii) furnish to Parent and its Representatives such financial and operating data, information related to the Company or the Continued Company, as the case may be, as such Persons may reasonably request and (iii) instruct the Company’s Representatives to cooperate with Parent in its investigation of the Company or the Continued Company, as the case may be,. Any investigation pursuant to this Section 5.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Continued Company, as the case may be.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section shall be permitted to the extent that it would require the Company or the Continued Company, as the case may be, to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that the Company or the Continued Company, as the case may be (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to Parent all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Parent in order that all such information may be provided to Parent without causing such violation or waiver.

5.4. No Claim Against the Trust Account. The Company or the Continued Company, as the case may be, acknowledges that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Parent SEC Reports, Parent’s Organizational Documents, and the Trust Agreement. The Company or the Continued Company, as the case may be, further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company or the Continued Company, as the case may be, further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by January 22, 2023 (as may be extended pursuant to Section 6.11 below, the “SPAC Termination Date”) or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company or the Continued Company, as the case may be, (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any willful breach of this Agreement. This Section 5.4 shall survive the termination of this Agreement for any reason.

5.5. Exclusivity. From the date hereof until the Outside Date, the Company or the Continued Company, as the case may be, shall not, and shall cause its Subsidiaries, officers, employees, managers, directors, and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or discuss any offer, inquiry, proposal or indication of interest, written or oral, (whether binding or non-binding) from any Person (other than Parent or its Affiliates in connection with the transactions contemplated hereby) relating to an Alternative Company Transaction (an “Alternative Transaction Proposal”), (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or the Continued Company, as the case may be, to any Person relating to, an Alternative Transaction Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or the Continued Company, as the case may be, in connection with an Alternative Transaction Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to an Alternative Transaction Proposal or accept any offer relating to an Alternative Transaction Proposal, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction Proposal or (e) otherwise furnish any information with respect to, assist or knowingly participate in or facilitate in any other manner any effort or attempt by any Person (other than Parent or its Affiliates) to do or seek to do any of the foregoing. The Company or the Continued Company, as the case may be, shall notify Parent promptly if any Person makes to the Company any Alternative Transaction Proposal, which notice shall include a copy of such Alternative Transaction Proposal (or, where such Alternative Transaction Proposal is not submitted by such Person in writing, a reasonably detailed description of the material terms and conditions of such Alternative Transaction Proposal). Upon the effectiveness of this Agreement, the Company or the Continued Company, as the case may be, shall immediately terminate all discussions and negotiations with any Persons related to an Alternative Company Transaction, and as promptly as practicable thereafter request that each such Person promptly return or destroy all confidential information concerning the Company or the Continued Company, as the case may be, and its respective Subsidiaries and the Company or the Continued Company, as the case may be, shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

5.6. Registration Statement and Proxy Statement Filing; Information Supplied.

(a) The Continued Company shall use reasonable best efforts to deliver to Parent by September 30, 2022, audited financial statements, including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of changes in equity (deficiency) and statements of cash flows of the Continued Company as of and for the years ended September 30, 2021 and September 30, 2020 in each case, prepared in accordance with GAAP and Regulation S-X, and in compliance with the Securities Act and the Exchange Act, for inclusion in the Registration Statement and the Proxy Statement (the “Company S-4 Financial Statements”). To the extent required under the Securities Act or the Exchange Act, the Continued Company shall deliver to Parent any additional required audited or interim unaudited financial statements, including, without limitation, unaudited pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). The Continued Company shall be available to, and the Continued Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Parent and its counsel in connection with (i) the drafting of the Registration Statement and the Proxy Statement and (ii) responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC. Parent shall reasonably cooperate with the Continued Company in connection with the preparation for inclusion in the Proxy Statement of the pro forma financial statements described above.

(b) From and after the date on which the Proxy Statement is mailed to Parent Stockholders, the Continued Company will give Parent prompt written notice of any action taken or not taken by the Continued Company or of any development regarding the Continued Company, in any such case which is known by the Continued Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Continued Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

5.7. Amendments to Third Party Contracts. Prior to the Closing Date, the Continued Company shall use commercially reasonable efforts to enter into an amendment with respect to each of the third-party Contracts set forth in Section 5.7 of the Company Disclosure Letter.

Article VI.

COVENANTS of Parent

6.1 Interim Operations. During the Interim Period, except as expressly contemplated by this Agreement, Parent shall operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.1Article VI of the Parent Disclosure Letter, as required by applicable Law (including COVID-19 Measures) or pursuant to the written consent of the Company or the Continued Company, as the case may be, Parent shall not:

(a) amend the Trust Agreement, its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock, debt or property or any combination thereof) in respect of any equity securities of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of Parent, except for (i) transactions that would require an adjustment pursuant to Section 1.11, and for which the proper adjustment is made, and (ii) the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c) (i) issue, transfer, deliver, sell, pledge or otherwise encumber any shares of any Equity Interests of Parent or Merger Sub, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions, or (C) as otherwise permitted by Section 6.1(b) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement or (ii) amend any term of any equity securities of Parent or Merger Sub (whether by merger, consolidation or otherwise);

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(e) create, incur, assume or otherwise become liable with respect to any Indebtedness;

(f) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(g) amend or modify the Lock-Up Agreement in a manner that would have the effect of decreasing the Founder Share Lock-up Periods (as defined therein) with respect to any of the Parent Common Stock restricted thereby to a period ending less than one hundred and eighty (180) days after the Closing.

(h) agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

6.2 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of shares of Parent Common Stock required pursuant to the Redemption Offer; and (b) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) (such balance, the “Trust Account Amount”), to be disbursed to Parent or as Parent may direct with the prior written consent of the Company or the Continued Company, as the case may be.

6.3. Access and Information.

(a) During the Interim Period, Parent shall (i) give Company or the Continued Company, as the case may be, and its Representatives reasonable access to the offices, properties, books and records of Parent, (ii) furnish to Company or the Continued Company, as the case may be, and its Representatives such financial and operating data, information related to Parent as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Company or the Continued Company, as the case may be, in its investigation of Parent. Any investigation pursuant to this Section 5.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require Parent to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that Parent (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to Company or the Continued Company, as the case may be, all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Company or the Continued Company, as the case may be, in order that all such information may be provided to Company or the Continued Company, as the case may be, without causing such violation or waiver.

6.4. Exclusivity. From and after the date of this Agreement until the Closing Date, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company or the Continued Company, as the case may be, its respective stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company or the Continued Company, as the case may be, its respective stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.4 by any of its Representatives.

6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company or the Continued Company, as the case may be, would be permitted to do so under applicable Law or their respective Organizational Documents in effect as of the date of this Agreement (excluding, for avoidance of doubt, any indemnification for gross negligence, fraud, or willful misconduct), each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company or the Continued Company, as the case may be, and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay, as a portion of the Continued Company’s Transaction Expenses, the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Continued Company’s existing directors’ and officers’ insurance policies, and (ii) the Continued Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of the lesser of six (6) years from and after the Effective Time or the maximum permitted under such policy (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Continued Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c) [Reserved].

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.5.

(e) Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Continued Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Continued Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Continued Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Continued Company and its Subsidiaries).

(f) The rights of the Indemnified Parties under this Section 6.5 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Continued Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Continued Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.5 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.5 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.5.

6.6 Parent Nasdaq Listing. From the date hereof through the Closing, Parent shall (a) ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, Nasdaq, and (b) use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to this Agreement to the Continued Company’s stockholders to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.7 Parent Public Filings. From the date hereof through the Closing, Parent shall timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8 Equity Incentive Plan. Prior to the Effective Time, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Continued Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Continued Company or Parent, as applicable) (the “Parent Equity Incentive Plan”), effective as of one day prior to the Closing Date. The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan such that the total number of shares available for issuance under the Parent Equity Incentive Plan is equal to ten percent (10%) of the total number of shares of Parent Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of Parent.

6.9 Post-Closing Board of Directors and Officers of Parent. Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the officers and Post-Closing Board of Directors of Parent shall be as set forth in Section 1.4 above.

6.10 Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the knowledge of any party hereto, threatened in writing, against any party hereto or its respective Board of Directors by any stockholders of any party prior to the Closing (“Stockholder Litigation”), such party shall promptly notify and consult the other parties of any such Proceeding.

6.11 Extension of SPAC. Parent shall take such actions necessary to provide that, if the Closing has not occurred prior to the SPAC Termination Date then in effect, the SPAC Termination Date shall be extended to a date no earlier that the Outside Date (as defined below).

6.12 Fairness Opinion. Parent has engaged a financial advisor (the “Financial Advisor”) to opine as to the fairness from a financial point of view of the Transactions with regard to the Parent Stockholders. Prior to the dissemination of the Proxy Statement, Parent shall receive from the Financial Advisor an opinion that the total consideration to the Parent Stockholders is fair to the Parent Stockholders from a financial point of view.

Article VII.

Joint Covenants

7.1 Preparation of Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the delivery of the Continued Company S-4 Financial Statements, and subject to the receipt of a fairness opinion acceptable to the Parent Board, Parent shall prepare, with the assistance of the Continued Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Continued Company shall use its reasonable best efforts to cooperate in the preparation of the Registration Statement, the Proxy Statement and any other documents and to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Continued Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement has been declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b) Each of Parent and the Continued Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Continued Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Continued Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Continued Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and Parent Organizational Documents. Each of the Continued Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination, including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter and the restated bylaws of Parent (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the Nasdaq listing rules, approval of the issuance of the Aggregate Consideration (the “Nasdaq Proposal”), (iv) the approval and adoption of the Parent Equity Incentive Plan (the “Parent Equity Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Continued Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Nasdaq Proposal and Parent Equity Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Continued Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

7.2 Parent Special Meeting.

(a) Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Continued Company), or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of Parent Board with respect to each of the Proposals.

(b) Parent shall, through Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include Parent Board Recommendation in the Proxy Statement.

(c) To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any change to, withdrawal, withholding, qualification or modification of, or public proposal to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation and (y) Parent agrees that if Parent Requisite Stockholder Consent shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain Parent Requisite Stockholder Consent. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining Parent Requisite Stockholder Consent, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Continued Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.

7.3 Continued Company Requisite Stockholder Consent.

(a) The Continued Company shall solicit the Continued Company Requisite Stockholder Consent via written consent as soon as promptly as practicable after the Registration Statement becomes effective and use commercially reasonable efforts to obtain the Continued Company Requisite Stockholder Consent. In connection therewith, the Continued Company shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Parent) for determining the Continued Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Continued Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Continued Company Stockholders to give the Continued Company Requisite Stockholder Consent.

(b) The Continued Company shall, through the Continued Company Board, recommend to the Continued Company Stockholders that they adopt this Agreement (the “Continued Company Board Recommendation”) and shall include the Continued Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 7.3. The Continued Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Continued Company Requisite Stockholder Consent is obtained, then promptly following the receipt of the required written consents, the Continued Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Continued Company’s obligation to solicit written consents from the Continued Company Stockholders to give the Continued Company Requisite Stockholder Consent in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Alternative Transaction Proposal.

(c) The Continued Company will give Parent and its counsel the opportunity to review drafts of the Consent Solicitation Statement and comment thereon. The Continued Company agrees to correct promptly any information provided in the Consent Solicitation Statement that it obtains Knowledge of having become false or misleading in any material respect, and the Continued Company further agrees to take all commercially reasonable steps to cause the Consent Solicitation Notice, as so corrected, to be disseminated to its stockholders.

7.4 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Continued Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Continued Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Continued Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b) Parent and the Continued Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other in connection with, all of the information relating to Parent or the Continued Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions (including the Registration Statement). Neither the Continued Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance.

7.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Authority, the Continued Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Continued Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Authority with respect to the Transactions.

7.6 Publicity. The initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of Parent, Merger Sub, and the Company and the Continued Company, as the case may be, agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Authority or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.6.

7.7 Section 16 Matters. Prior to the Closing, each of Parent, Merger Sub and the Continued Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Continued Company Common Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Parent and the Continued Company shall be responsible for and shall each pay one-half of the Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. Unless otherwise required by applicable Law, the Continued Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Continued Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment.

(c) The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

7.9 Parent Equity Incentive Plan. Parent shall, prior to the Effective Time, approve and adopt the Parent Equity Incentive Plan to be effective in connection with the Closing. The Parent Equity Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 10% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing. Parent shall file a Form S-8 Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Parent Equity Incentive Plan as soon as practicable following the filing by the Parent with the SEC of the Form 8-K required to be filed within four Business Days after the Closing.

7.10 Registration Rights Agreement. At the Closing, (a) Parent shall deliver to the Continued Company a copy of the Registration Rights Agreement duly executed by Parent, and shall use reasonable best efforts to cause each applicable Parent Stockholder to deliver to the Continued Company a copy of the Registration Rights Agreement duly executed by such Parent Stockholder, and (b) the Continued Company shall deliver to Parent a copy of the Registration Rights Agreement duly executed by the Continued Company.

7.11 280G Matters. If a 280G Vote (as defined in clause (b) below) is applicable, as soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Effective Time, the Continued Company shall (a) obtain and deliver to Parent, prior to the initiation of the Continued Company Requisite Stockholder Consent procedure under clause (b) below from each Person who is, with respect to the Continued Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Continued Company Requisite Stockholder Consent (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver (a “Parachute Payment Waiver”), in a form reviewed and approved by Parent, of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individual (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the Continued Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Continued Company Stockholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Continued Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). As soon as practicable following the date of this Agreement, if a 280G Vote is required (and in any event prior to Closing), the Continued Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Continued Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Continued Company Stockholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

7.12 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable best efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement; (ii) to give all notices to, and make all registrations and filings with, third parties, including Governmental Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement; and (iii) to fulfill all conditions of the other party set forth in Article VIII. Each party shall provide the other parties, as applicable, with a reasonable opportunity to approve (which approval shall not be unreasonably withheld, delayed or conditioned) any waivers, consents, approvals, notices, Orders, registrations and filings to be made, given or used by any such party and shall, as promptly as reasonably practicable, deliver to the other parties, as applicable, a copy of any such registration or filing made, any such notice given or any such waiver, consent, approval or Order obtained by any such party prior to the Closing Date as the other parties may reasonably request.

Article VIII.

CONDITIONS TO closing

8.1 Mutual Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. (i) the Parent Requisite Stockholder Consent shall have been obtained, and (ii) the Continued Company Requisite Stockholder Consent shall have been obtained.

(b) Regulatory Approvals. All consents, registrations, approvals, clearances, Permits and authorizations from Governmental Entities that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained.

(c) No Laws or Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d) Registration Statement and Proxy Statement. The Registration Statement and Proxy Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Proxy Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

8.2 Conditions to Obligations of the Continued Company. The obligations of the Continued Company to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of (i) Parent Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date), and (ii) the other representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date).

(b) Covenants. Each of the covenants and obligations that Parent and Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Material Adverse Effect on Parent. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on Parent.

(d) Parent Closing Certificate. At or prior to the Closing, Parent shall deliver (or cause to be delivered) to the Continued Company a certificate executed on behalf of Parent by its chief executive officer containing the representation and warranty of Parent that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been duly satisfied (the “Parent Closing Certificate”).

(e) [Reserved].

(f) Parent shall have made all necessary arrangements with the Trustee to have the funds contained in the Trust Account disbursed or available to Parent, in accordance with the Trust Agreement and this Agreement, contemporaneously with the Closing, and all such funds released from the Trust Account to Parent shall be available to Parent (and, following the Merger, the Surviving Corporation).

(g) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Nasdaq Listing. Parent Common Stock to be issued pursuant to this Agreement shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(i) [Reserved].

(j) D&O Resignations. The directors and executive officers of Parent listed in Section 8.2(j) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

8.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of (i) the Company Fundamental Representations shall be true and correct in all material respects (other than the representations contained in Section 3.5, which shall be true and correct in all but de minimis respects) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Company Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects (other than the representations contained in Section 3.5, which shall be true and correct in all but de minimis respects) as of such date), and (ii) the other representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), except in each case of this clause (ii) where the failure of such representations and warranties to be true and correct, taken as a whole, would not be reasonably likely to cause a Material Adverse Effect.

(b) Covenants. Each of the covenants and obligations that the Company or the Continued Company, as the case may be, is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Material Adverse Effect on the Continued Company. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the Continued Company.

(d) Consulting Arrangements. The Surviving Corporation shall cause to be paid all consulting fees of Parent incurred in connection with the consummation of the transactions contemplated by this Agreement first using the funds in the Trust Account Amount, if any; provided that such consulting fees shall not exceed, in the aggregate, $500,000.

(e) Dissenting Shares. There shall not be more than twenty-five percent (25.0%) of Company Dissenting Shares.

(f) Other Deliveries. The Continued Company shall have delivered (or cause to be delivered) to Parent and Merger Sub each of the following:

(i) a certificate executed on behalf of the Continued Company by its chief executive officer containing the representation and warranty of the Continued Company that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been duly satisfied (the “Continued Company Closing Certificate”);

(ii) executed copies of each agreement with the holders of the Contingent Obligations reflecting the settlement of each such Contingent Obligation through the issuance of Parent Common Stock, as set forth in the Consideration Schedule;

(iii) the Consideration Schedule completed to include all of the information specified in Section 2.3 in a form reasonably satisfactory to Parent and a certificate executed by the Continued Company’s chief executive officer or chief financial officer, dated as of the Closing Date, certifying on behalf of the Continued Company (and not in his or her individual capacity) that the Consideration Schedule is complete and correct;

(iv) a certificate, meeting the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, to the effect that the Shares do not constitute a U.S. real property interest;

(v) evidence satisfactory to Parent that all Continued Company Plans have been terminated; and

(vi) executed copies of the Raichyk Employment Agremeent and such other intellectual property assignment agreemnts as deemed reasonably necessary by Parent.

(g) Fairness Opinion. Parent shall have received the fairness opinion issued by the Financial Advisor acceptable to the Parent Board, which opinion shall not have been withdrawn as of the Closing Date.

Article IX.

TERMiNATION

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only as follows:

(a) by mutual written agreement of the Company or the Continued Company, as the case may be, and Parent;

(b) by either the Continued Company or Parent, if the Merger has not been consummated on or before January 22, 2023 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c) by either the Continued Company or Parent if the Parent Requisite Stockholder Consent shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by either Parent or the Continued Company, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(e) by Parent if there shall have occurred a Material Adverse Effect on the Company after the date of this Agreement;

(f) by the Company if there shall have occurred a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after the date of this Agreement;

(g) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Continued Company, as the case may be, contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or the Continued Company, as the case may be, during the thirty (30) calendar day period after Parent notifies the Company or the Continued Company, as the case may be, in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(g) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company or the Continued Company, as the case may be, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(h) by the Continued Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent or Merger Sub during the thirty (30) calendar day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(h) as a result of such inaccuracy or breach prior to the expiration of Parent Cure Period unless Parent is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(i) by Parent, if the Company fails to obtain, within thirty (30) days from the date hereof (i) payoff letters from any creditors, including but not limited to Jackson Investment Group, LLC or Espresso Capital Ltd. or any of their respective successors or assigns (the “Company Creditors”), or (ii) consent from the Company Creditors to the transactions contemplated by this Agreement, in form and substance reasonably acceptable to the Parent in its sole and absolute discretion, which consent shall include an agreement to extend the respective maturity dates of any obligations by the Company to such Company Creditors to a date that is no les than thirty (30) days following the Outside Date;

(j) by the Parent if either (i) the Parent Board shall not have received a fairness opinion issued by the Financial Advisor acceptable to the Parent Board, or (ii) the fairness opinion has been withdrawn.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party; provided that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article X and Sections 10.8, 10.12, 10.14, and 10.18, which shall survive any termination of this Agreement.

9.3 Fees and Expenses. Except as otherwise set forth in this Agreement or any Transaction Document, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

Article X.

MISCELLANEOUS

10.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means 15,747,500 shares of Parent Common Stock.

“Alternative Company Transaction” means, other than the transactions contemplated by this Agreement and the Ancillary Documents (including the transactions with Parent contemplated hereby and any Financing transaction and the continuation of the Company to from Ontario to Delaware), any (i) reorganization, liquidation, refinancing, dissolution or recapitalization of the Company or the Continued Company, as the case may be, (ii) merger, capital stock exchange, consolidation, exchangeable share transaction or other business combination involving the Company or the Continued Company, as the case may be, (iii) purchase or sale of all or substantially all of the Continued Company Common Stock or other Equity Securities of the Continued Company (including any rights to acquire, or securities convertible into or exchange for, any such Equity Securities) or the assets used primarily in the business of the Company or the Continued Company, as the case may be, or (iv) any similar transaction or business combination involving the Company or the Continued Company, as the case may be, its Subsidiaries or their respective assets.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means, collectively, the Company and its Subsidiaries.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Company’s Class A Common Stock, without par value, and Class B Common Stock, without par value.

“Company Disclosure Letter” means a letter delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization, Existence and Power), Section 3.2 (Authorization), Section 3.5 (Capitalization), and Section 3.23 (No Brokers).

“Company Intellectual Property” means all Intellectual Property that is owned or licensed by the Company or the Continued Company, as the case may be.

“Company Plans” means the Clover, Inc. Stock Option Plan (dated November 19, 2013).

“Company Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by, on behalf of or in the name of any of the Company (including all Internet domain names), in each case to the extent used or useful in the business of the Company.

“Company Preferred Stock” means the Class AAA Preferred Stock of the Company without par value, and the Company’s convertible non-voting preferred stock, without par value.

“Company Stockholders” means any holder of Company Capital Stock.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Stockholder Consent.

“Continued Company” means, collectively, the Company which has been continued to Delaware from Ontario.

“Continued Company Capital Stock” means Continued Company Common Stock and Continued Company Preferred Stock.

“Continued Company Requisite Stockholder Consent” means, with respect to this Agreement, approval by (a) holders of not less than fifty percent (50%) of all outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted to Company Common Stock basis, and (b) holders of not less than fifty percent (50%) of the outstanding shares each class of of Company Preferred Stock, each voting seperately as a single class .

“Continued Company Warrant” means an outstanding warrant entitling the holder thereof to acquire Continued Company Capital Stock from the Continued Company.

“Continuing Service Provider” means each employee and independent contractor of the Company who continues his or her employment or other service with Parent or its Affiliates (including the Company) at the Closing.

“Contract” means any contract, agreement, deed, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement or understanding, whether oral or written, including all amendments, supplements, exhibits and schedules thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.

“Encumbrance” means any lien, pledge, charge, community property interest, equitable interest, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any applicable Law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, any capital stock, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person or entity (whether or not incorporated) that would be treated as a “single employer” or under common control with any of the Company within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Funded Indebtedness” means Indebtedness of the types described in clauses (a) and (b) of the definition thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money (including all obligations for principal, interest, penalties, fees and premiums, expenses and breakage costs) or extensions of credit (including under credit cards, bank overdrafts, and advances), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all obligations for principal, interest, penalties, fees and premiums, expenses and breakage costs), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) all obligations of others secured by an Encumbrance on any asset of such Person, © all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (f) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (g) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Intellectual Property” means all worldwide intellectual property and intellectual property rights, and all right title and interest therein, including, without limitation, (a) all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), invention disclosures, inventions and discoveries, whether or not patented or patentable and whether or not reduced to practice, improvements thereto, and other rights of invention; (b) brand marks, brand names, registered and unregistered trademarks, service marks, trade names, trade dress, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing, and all goodwill associated with any of the foregoing; (c) copyrightable works, website content, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith; (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, financial information, business information, technical information, data, process technology, plans, drawings and blue prints (the items in clause (e), collectively, “Trade Secrets”); (f) all Software; (g) all URLs, social media accounts, short codes, hash tags in internet web sites and internet domain names; (h) rights of attribution and integrity and other moral rights; and (i) rights to exclude others from appropriating any of such Intellectual Property, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property; and (i) other rights relating to any or all of the foregoing anywhere in the world.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Isaac Raichyk and Tony Wonnacott, after reasonable investigation, and (b) with respect to Parent, the actual knowledge of Robb Knie, after reasonable investigation.

“Law” means any federal, state, local or foreign law, statute, ordinance, code, decree, treaty, rule, rule of common law, policy, guidance, directive or regulation or Order of any Governmental Authority and all other provisions having the force or effect of law.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” means with respect to any Person, any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with any other Effect, (a) has materially and adversely impaired, or would reasonably be expected to materially and adversely impair, the ability of such Person to consummate the transactions contemplated by this Agreement in accordance with terms of this Agreement and applicable Law or in a timely manner or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets (including intangible assets), Liabilities or results of operations of such Person, taken as a whole; provided, that in the case of clause (b) only, in no event shall any Effect resulting or arising from any of the following, alone or in combination, be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in general economic conditions, (ii) any changes after the date hereof in applicable Law or the interpretation thereof or any COVID-19 Measures or any changes after the date hereof in such COVID-19 Measures or interpretations thereof, (iii) any change after the date hereof in accounting requirements or principles required by GAAP, (iv) any change in the industry generally in which such Person operates, (v) any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions, or (vi) any epidemics, pandemics or other outbreak of disease or illness or public health event (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement); provided, further, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) shall only apply to the extent that such Effect does not have a materially disproportionate impact on such Person, taken as a whole, compared to other companies of similar size that operate in the industries in which Person operates.

“Order” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including any actions taken, or omitted to be taken, in good faith in light of COVID-19 and actions to respond to COVID-19 Measures).

“Organizational Documents” means (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, $0.0001 par value per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, $0.0001 par value per share.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Capital Stock.

“Parent Disclosure Letter” means a letter delivered by Parent to the Company as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization, Existence and Power), Section 4.2 (Authorization), Section 4.6 (Capitalization), and Section 4.26 (No Brokers).

“Parent Restated Certificate” means the Amended and Restated Certificate of Incorporation of Parent in the form of Exhibit E attached hereto.

“Parent Requisite Stockholder Consent” means the approval of the holders of a majority in voting power of the outstanding Parent Class A Common Stock and Parent Class B Common Stock, each voting as a separate class.

“Parent Stockholders” means any holder of Parent Common Stock.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person.

“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities laws; (b) Encumbrances for Taxes not yet due and payable; (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the assets so encumbered of the Company; and (d) zoning laws and other land use restrictions that do not, individually or in the aggregate, materially impair the present or anticipated use or occupancy of the property subject thereto.

“Per Share Common Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Consideration to each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time, as set forth on the Consideration Schedule.

“Per Share Consideration” means (a) with respect to shares of Company Common Stock, the Per Share Common Consideration.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, handling, storage, retention, destruction, and/or disclosure of information about an identifiable individual.

“Privacy and Security Laws” means all applicable Laws concerning the collection, handling, receipt, use, processing, disclosure, storage, maintenance, transmission, encryption, access to, breach or breach notification of, or privacy or security or protection of Personal Information and all guidance and implementing regulations issued by any Governmental Authority (including staff reports) thereunder.

“Proceeding” means any action, suit, litigation, complaint, dispute, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Representative” means any officer, director, manager, principal, attorney, financial advisor, agent, employee or other representative.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and training materials, relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Subsidiary” means when used in reference to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) fifty percent (50%) or more of the outstanding shares of stock, other Equity Interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether disputed or not, or in respect of any failure to comply with any requirement regarding Tax Returns, including any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise..

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with a Tax authority relating to any Tax.

“Transaction Expenses” without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of Parent, Merger Sub, the Company, or the Surviving Corporation arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including (a) third party fees, expenses and costs (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) arising from, incurred in connection with or related to this Agreement or the transactions contemplated hereby (whether or not such amounts have been billed as of or prior to the Closing Date), (b) all bonuses, incentive compensation, termination payments, severance, or other change-in-control, separation or other transaction-related payments solely payable in connection with the Merger or any of the other transactions contemplated hereby (whether paid or provided on or following the Closing Date), (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent, the Surviving Corporation or the Company in connection with the items described in clause (b), and (d) all other miscellaneous out-of-pocket expenses or costs incurred by or on behalf of Parent, the Surviving Corporation, or the Company incurred in connection with, arising from or related to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, property or other similar Taxes.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

280G Vote	Section 7.11
Additional Proposal	Section 7.1(c)(vi)
Affiliate Transaction	Section 3.9
Agreement	Introductory Paragraph
Alternative Transaction Proposal	Section 5.5

Amendment Proposal	Section 7.1(c)(ii)
Ancillary Documents	Section 3.2
Book-Entry Shares	Section 1.9(b)
Business Combination	Recitals
Business Combination Proposal	Section 6.4
Cancelled Shares	Section 1.6(h)
Certificate of Merger	Section 1.2
Closing	Section 2.1
Closing Date	Section 2.1
Company	Recitals
Company Balance Sheet Date	Section 3.11(a)
Company Board	Recitals
Company Board Recommendation	Section 7.3(b)
Company Cure Period	Section 9.1(g)
Company Financial Statements	Section 3.11(a)
Company Stock Certificate	Section 1.6(g)
Consideration Schedule	Section 2.3
Costs	Section 6.5(a)
D&O Insurance	Section 6.5(b)
DGCL	Recitals
Disputes	Section 3.7(e)
Disqualified Individual	Section 7.11
Continued Company Dissenting Shares	Section 1.7(a)
Effective Time	Section 1.2
Employee Plan(s)	Section 3.14(a)
Enforceability Exceptions	Section 3.2
Exchange Agent	Section 1.9(a)
Exchange Fund	Section 1.9(a)
Hazardous Substance	Section 3.19
Indemnified Party/Parties	Section 6.5(a)
Intended Tax Treatment	Recitals
Interim Period	Section 5.2
Key Stockholder	Recitals
Letter of Transmittal	Section 1.9(b)
Lock-Up Agreement	Recitals
Material Contract	Section 3.8(a)
Merger	Recitals
Merger Sub	Introductory Paragraph
Nasdaq Proposal	Section 7.1(c)(iii)
Off-the-Shelf Software Licenses	Section 3.7(b)
Outside Date	Section 9.1(b)
Redemption Offer	Recitals
Parachute Payment Waiver	Section 7.11
Parent	Introductory Paragraph
Parent Board	Recitals
Parent Board Recommendation	Section 7.2(b)
Parent Cure Period	Section 9.1(h)
Parent Equity Incentive Plan	Recitals
Parent Equity Incentive Plan Proposal	Section 7.1(c)(iv)

Parent Financial Statements	Section 4.9(d)
Parent Private Placement Warrants	Section 4.6(b)
Parent Public Warrants	Section 4.6(b)
Parent Restated Charter	Recitals
Parent SEC Reports	Section 4.20
Parent Support Agreements	Recitals
Parent Transaction Fee Cap	Section 2.2
Parent Warrants	Section 4.6(b)
PCBs	Section 3.19
Post-Closing Director Nominees	1.4
Post-Closing Board of Directors	Section 1.4
Proposals	Section 7.1(c)(vi)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.1(a)
Section 280G Approval	Section 7.11
Section 280G Soliciting Materials	Section 7.11
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Stockholders’ Representative	Introductory Paragraph
Surviving Corporation	Section 1.1
Tail Period	Section 6.5(b)
Transaction Proposal	Section 7.1(c)(i)
Transactions	Recitals
Transmittal Documents	Section 1.9(b)
Trust Account	Section 4.21
Trust Account Amount	Section 6.2(b)
Trust Agreement	Section 4.21
Trustee	Section 4.21
Waived Parachute Payments	Section 7.11

10.2 Notices. All notices and other communications to be given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day ) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, in each case, addressed as follows:

If to the Company (prior to the Closing) or to the Stockholders’ Representative, addressed to:

Clover Inc.

401-1500 Don Mills Road

Toronto, Ontario M38 3K4

Attn: Isaac Raichyk

Email: Isaac@clover.co

With a copy (which shall not constitute notice) to:

J.P. Galda & Co.

40 East Montgomery Avenue, LTW 220

Ardmore, PA 19008

Attn: Joseph P. Galda

Email: jpgalda@jpgaldaco.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

FoxWayne Enterprises Acquisition Corp.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attn: Robb Knie

Email: robb@foxwayne.com

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard Friedman

Email: rafriedman@sheppardmullin.com

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

10.3 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

(b) Any statement in this Agreement to the effect that any information, document or other material has been delivered, furnished or “made available” to the other party or any of such party’s Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Company with access provided to Parent in connection with the transactions contemplated by this Agreement no later than 12:01 a.m. Eastern Time on the date which is two (2) Business Days prior to the date of this Agreement and has been made available on a continuous basis by or on behalf of such party for review therein by the other party and its Representatives since such time.

10.4 References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. All exhibits or schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein, shall have the meaning defined in this Agreement. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such successors and permitted assigns. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to include any modification, amendment, re-enactment thereof, any provision substituted therefore and refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (g) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits and schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

10.5 Entire Agreement. This Agreement, including the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto pursuant to this Agreement (including each Letter of Transmittal), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto with respect to the subject matter hereof.

10.6 Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

10.7 Amendment; Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the parties hereto. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

10.8 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement ; provided, however, that, notwithstanding the foregoing, (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates , agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.12 and (b) the present and former officers and directors of Parent and/or the Company (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5.

10.9 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof, except as set forth in Section 10.8 above.

10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

10.13 Consent to Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 0 shall be deemed effective service of process on such party.

10.14 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and all such representations, warranties, covenants, and agreements shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply or are to be performed, in whole or in part, after the Closing and then only to such extent.

10.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.17 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.18 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.19 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.20 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

10.21 Stockholders’ Representative.

(a) Appointment. By executing this Agreement, the Company (and, by virtue of the adoption of this Agreement and the approval of the Merger by the Company Requisite Stockholder Consent, each Company Stockholder) shall be deemed to have irrevocably constituted and appointed, effective from and after the Effective Time, Isaaac Raichyk as the true, exclusive and lawful agent and attorney-in-fact for and on behalf of each Company Stockholder to act in the name, place and stead of the Company Stockholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Stockholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including in respect of the following matters:

(i) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(ii) giving and receiving any notice or instruction permitted or required to be given to or received by any Company Stockholder under this Agreement;

(iii) dealing with Parent under this Agreement with respect to all matters arising under this Agreement; and

(iv) engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters.

(b) Authorization. Each Company Stockholder authorizes the Stockholders’ Representative, on such Company Stockholder’s behalf, to:

(i) receive all notices or documents given or to be given to any of the Company Stockholders by Parent or the Surviving Corporation pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) engage counsel, and such accountants and other advisors for any of the Company Stockholders and incur such other expenses on behalf of any of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and

(iii) take such action on behalf of any of the Company Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement; (B) receiving all documents or certificates and making all determinations, on behalf of any of the Company Stockholders, required under this Agreement; and (C) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including any waiver of any obligation of Parent or the Surviving Corporation.

(c) Decisions. All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Company Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement, except in the case of its own gross negligence or willful misconduct.

(d) Reliance. Parent, Merger Sub and the Surviving Corporation shall not be obliged to inquire into the authority of the Stockholders’ Representative, and Parent, Merger Sub and the Surviving Corporation shall be fully protected in dealing with the Stockholders’ Representative in good faith.

(e) Successor Stockholders’ Representative. If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall appoint a new Stockholders’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholders’ Representative to Parent and the Surviving Corporation. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Surviving Corporation. Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall have the right at any time to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to Parent and Surviving Corporation of executed counterparts of a writing signed by each such Company Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative.

10.22 Company Representation. Parent, for itself and on behalf of its Subsidiaries (including Merger Sub), and the Company, for itself and on behalf of its Subsidiaries and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agree that, in the event that a dispute arises after the Closing between Parent, the Surviving Corporation, its Subsidiaries or any of their Affiliates, on the one hand, and the Company Stockholders, Stockholder Representative, or any of their Affiliates, on the other hand, J.P. Galda & Co. (“Company Counsel”) may represent the Company Stockholders, Stockholder Representative, or such Affiliate in such dispute, even though the interests of the Company Stockholders, Stockholder Representative, or such Affiliate may be directly adverse to Parent, the Surviving Corporation, its Subsidiaries and/or their Affiliates and even though Company Counsel may have represented the Company and/or its Subsidiaries in a matter substantially related to such dispute.

10.23 Parent Transaction Engagements. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between Parent or its subsidiaries or any of their respective directors, equityholders, members, partners, officers, employees and Affiliates, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (“Parent’s Counsel”), on the other hand, in the connection with the transactions contemplated by this Agreement (collectively, the “Parent Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the board of directors of Parent as of immediately prior to the Effective Time (the “Transaction Board Members”) and not Parent or its subsidiaries, (ii) neither the Company nor its subsidiaries nor any of their respective directors, equityholders, members, partners, officers, employees and Affiliates shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holders of the attorney-client privilege with respect to each Parent Transaction Engagement, and neither the Parent nor its subsidiaries or any of their respective representatives nor the Company or any of their respective representatives shall be a holder thereof, (iv) to the extent that files of Parent’s Counsel in respect of any Parent Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), Parent’s Counsel shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to Parent or its subsidiaries or any of their respective representatives or the Company or any of their respective representatives by reason of any attorney-client relationship between Parent’s Counsel and Parent or any of its subsidiaries or otherwise.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first set forth above.

FOXWAYNE ENTERPRISES ACQUISITION CORP.

By:
Name:	Robb Knie
Title:	Chief Executive Officer

GOTHAM MERGER SUB, INC.

By:
Name:
Title:

CLOVER INC.

By:
Name:	Isaac Raichyk
Title:	Chief Executive Officer

Isaac Raichyk, as Stockholders Representative

Exhibit A-2

FORM OF STOCKHOLDER SUPPORT AGREEMENT

Exhibit B

FORM OF SPONSOR SUPPORT AGREEMENT

Exhibit C

FORM OF PARENT SUPPORT AGREEMENT

Exhibit D

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit E

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOXWAYNE ENTERPRISES ACQUISITION CORP.

FOXWAYNE ENETERPRISES ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “FoxWayne Enterprises Acquisition Corp.”

2. The Corporation’s Certificate of Incorporation was originally filed in the office of the Secretary of State of the State of Delaware on September 17, 2020, and was subsequently amended and restated on October 15, 2020 and January 20, 2021, and further amended on July 12, 2022. This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, as amended, was duly adopted in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”). This Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

3. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

4. The text of the Second Amended and Restated Certificate, as amended, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Clover Media Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation is authorized to issue is _________________ shares, of which (i) _______________ shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) _____________ shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”). Subject to the rights of any holders of any series of Preferred Stock, each share of Common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Subject to any vote expressly required by this Third Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock (the “Undesignated Preferred Stock”) in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by the DGCL.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Third Amended and Restated Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

DIRECTORS

1. Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

2. Written Ballots. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Third Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Third Amended and Restated Certificate in the manner now or hereafter prescribed by statute and this Third Amended and Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Third Amended and Restated Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Third Amended and Restated Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES; CONSENT TO JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Third Amended and Restated Certificate, the Bylaws (in each case, as the same may be amended from time to time) or any other law applicable to the Corporation, or (D) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Any person who, or entity that, holds, purchases or otherwise acquires an interest in securities of the Corporation (including any “beneficial owner”, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall be deemed (A) to have notice of, and to have consented to and agreed to comply with, the provisions of this Third Amended and Restated Certificate, and (B) to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Third Amended and Restated Certificate. If any action the subject matter of which is within the scope of this Third Amended and Restated Certificate is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Third Amended and Restated Certificate and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder. This Article X shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on [___________].

CLOVER MEDIA INC.
By:
Name:
Title:

Exhibit F

CLOVER MEDIA INC.

a Delaware corporation

BYLAWS

Adopted as of [Effective Date of Merger]

CLOVER MEDIA INC.

a Delaware corporation

BYLAWS

CLOVER MEDIA INC.

a Delaware corporation

BYLAWS

Adopted as of [Effective Date of Merger]

Article I: STOCKHOLDERS

Section 1.1: Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date and time as may be determined from time to time by the Board of Directors of the Corporation (the “Board”). The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2: Special Meetings. Unless otherwise provided by the Certificate of Incorporation of the Corporation (as amended and restated or amended from time to time the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time by Board acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors, then in office. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Section 1.4: Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; provided, further, that if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting (which record date for determining stockholders entitled to notice of such adjourned meeting shall be the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting), and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled annual or special meeting of stockholders.

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Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock entitled to vote at that meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If such quorum shall not be present or represented at any meeting of stockholders, the chairperson of the meeting may adjourn the meeting without notice other than announcement at the meeting, until such quorum shall be present or represented by proxy. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6: Organization; Conduct of Meetings. Meetings of stockholders shall be presided over by such person as the Board may designate or, in the absence of such a person, the Chairperson of the Board, or, in the absence of such person, the Chief Executive Officer of the Corporation, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting shall have the right and authority to convene and, for any or no reason, to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as in his or her judgment are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 1.7: Voting; Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as otherwise provided by the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, or any other applicable rules or regulations, including the applicable rules or regulations of any stock exchange, every matter other than the election of directors shall be decided by the affirmative vote of a majority of the votes properly cast for or against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

Section 1.8: Fixing Date for Determination of Stockholders of Record.

1.8.1 Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If the Board so fixes such record date for notice of such meeting, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date for notice of such meeting, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and, in such case, shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.8.2 Other Matters. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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Section 1.9: List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before the date of every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting), or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10: Inspectors of Elections.

1.10.1 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting.

1.10.2 Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.3 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.4 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise.

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1.10.5 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) or any information provided pursuant to Section 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted under the DGCL and set forth herein, the inspectors at the time they make their certification of their determinations pursuant to the relevant provisions of the DGCL set forth herein shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11: Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such a stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a):

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action;

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(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such person;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined below);

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

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(vi) a completed and signed questionnaire, representation and agreement required by Section 1.11 of these Bylaws;

(vii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected;

(viii) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder; and

(ix) such other information as the Corporation may reasonably require to determine whether such person meets the independence requirements of the stock exchange upon which the capital stock of the Corporation is primarily traded or the eligibility of such proposed nominee to serve as a director of the Corporation.

(y) as to any business other than the nomination of a director or directors that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth: (i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, if any, including any anticipated benefit to the Proposing Person; and (ii) a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proposing Person;

(z) as to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:

(i) the name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

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(ii) the class or series and number of shares of capital stock of the Corporation that are directly or indirectly owned beneficially and of record by such Proposing Person, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of capital stock of the Corporation that are separated or separable from the underlying shares of capital stock of the Corporation) or any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including, without limitation, whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to securities of the Corporation (any of the foregoing, a “Short Interest”);

(iv) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(v) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor (as defined below) held by such Proposing Person and/or any of its respective affiliates or associates;

(vi) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of capital stock or other voting security of the Corporation;

(vii) a written description of any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

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(viii) a written description of any agreement, arrangement or understanding (whether oral or written) with respect to the nomination or proposal (including any knowledge that another person or entity is Acting in Concert (defined below) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any others Acting in Concert with the foregoing, including, in the case of a nomination, the nominee;

(ix) a written description of any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any Competitor, on the other hand;

(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement and/or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares that the Proposing Person has reasonably determined to be sufficient to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”);

(xii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11; and

(xiii) any other information relating to such Proposing Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder or any information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates.

(c) A stockholder providing written notice required by this Section 1.11 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) the close of business on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than eight (8) business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

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(d) Notwithstanding anything this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations would otherwise be due under Section 1.11.1(b) and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

1.11.2 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.11 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary of the Corporation and which the Secretary shall provide to such stockholder within ten days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the Corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Corporation, (d) if elected as a director of the Corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, and (f) intends to serve as a director for the full term for which such individual is to stand for election.

1.11.3 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any Record Stockholder at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such Record Stockholder entitled to vote in the election of such directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Record Stockholder’s notice required by Section 1.11.1(b) is delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.

1.11.4 General.

1.11.4.1 Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business was not made or proposed in compliance with this Section 1.11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative (as defined below) of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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1.11.4.2 For purposes of these Bylaws, the following definitions shall apply:

1.11.4.2.1 a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

1.11.4.2.2 “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

1.11.4.2.3 “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

1.11.4.2.4 “Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation;

1.11.4.2.5 “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates;

1.11.4.2.6 “Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

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1.11.4.2.7 “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act; and

1.11.4.2.8 to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

1.11.5 Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.11, and compliance with the requirements under this Section 1.11 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors elected by one or more series of Preferred Stock pursuant to any applicable provisions of the Certificate of Incorporation.

Article II: BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The number of directors constituting the whole Board shall be not less than three nor more than seven, with the then authorized number of directors fixed from time to time by the Board. Directors need not be stockholders of the Corporation. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.2: Election; Resignation; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Section 2.3: Regular Meetings. Regular meetings of the Board may be held at such place, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Lead Independent Director of the Board, the Chief Executive Officer, the President or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given orally (in person, by telephone or otherwise), in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting (if the notice is mailed) or at least twenty-four (24) hours before the meeting (if such notice is given orally, in person, by telephone or otherwise, or by hand delivery, or any means of electronic transmission, including electronic mail). Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. Subject to Section 2.2 above, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7: Organization. Meetings of the Board shall be presided over by the Chairperson of the Board or, in such person’s absence, by the Chief Executive Officer or, in such person’s absence, by the President or, in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Action by Unanimous Consent of Directors. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively, in the minute books of the Corporation. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 2.9: Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including without limitation compensation for services as members of committees of the Board. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 2.10: Chairperson of the Board. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board who shall be elected from among its ranks and who shall have the power to preside at all meetings of the Board and have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board, as such, shall not be deemed to be an officer of the Corporation.

Article III: COMMITTEES

Section 3.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Minutes; Committee Rules. Each committee shall keep regular minutes of its meetings and, except as otherwise provided in the resolutions of the Board establishing such committee, shall report the same to the Board as requested by the Board or as otherwise required. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws.

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Article IV: OFFICERS

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and may consist of such other officers, including a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that, notwithstanding anything to the contrary set forth herein, the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is appointed or until such person’s earlier resignation, death or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board or, if the vacancy is of an office that the Chief Executive Officer has been empowered to appoint, the Chief Executive Officer.

Section 4.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) To act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) Subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) Subject to the Certificate of Incorporation and Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

Section 4.3: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one person as the President and a different person as the Chief Executive Officer of the Corporation. The President shall have all such powers and duties as are commonly incident to the office of President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer (if such office is then held by a person other than the person holding the office of President). A President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.4: Chief Operating Officer. The Chief Operating Officer shall have all such powers and duties as are commonly incident to the office of Chief Operating Officer or that are delegated to him or her by the Board or the Chief Executive Officer. The Chief Operating Officer may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

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Section 4.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s and President’s absence or disability.

Section 4.6: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then any such officer may be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Section 4.11: Representation of Shares of Other Corporations. Except as otherwise provided by the Board, and subject to the direction and control thereof, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any assistant secretary of this Corporation, or any other person authorized by the Board or the Chief Executive Officer, the Chief Operating Officer or the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

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Article V: STOCK

Section 5.1: Certificates. The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers of the Corporation who are authorized to sign stock certificates representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Vice-Chairperson of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, or the Secretary or any Assistant Secretary, of the Corporation shall be deemed to have the authority to sign stock certificates, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock, or uncertificated shares, in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the certificate alleged to have been lost, stolen or destroyed, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates and uncertificated shares shall be governed by such other regulations as the Board may establish.

Article VI: INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 6.5, the Corporation shall not be obligated under this Article VI to indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee unless such Proceeding (or part thereof) was authorized in the first instance by the Board.

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Section 6.2: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such an Indemnitee in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by such an Indemnitee in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion but subject to applicable law, to provide rights to indemnification or advancement of expenses to any person other than an Indemnified Person or to provide greater rights to indemnification and advancement of expenses than those provided in this Article VI to any Indemnified Person.

Section 6.4: Indemnification Agreements. The Board is authorized to cause the Corporation to enter into agreements with any director, officer, employee, agent or fiduciary of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Claims.

6.5.1 Right to Bring Suit. If a claim for indemnification (following the final disposition of such Proceeding) under Section 6.1 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or a claim for advancement of expenses is not paid in full within thirty (30) days after the Corporation has received a statement or statements therefor, the Indemnitee shall be entitled at any time thereafter (but not before) to bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled, to the fullest extent permitted by law, to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard of conduct for entitlement to indemnification under applicable law.

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6.5.2 Effect of Determination. Neither the failure of the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of a suit by the Indemnitee to enforce a right to indemnification that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct to be entitled to indemnification under applicable law, nor an actual determination by the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such standard of conduct, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking provided hereunder, the burden of proving that the Indemnitee is not entitled to be indemnified, or is required to repay any amounts advanced pursuant to the terms of such undertaking, under this Article VI shall be on the Corporation.

Section 6.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any right to indemnification or to advancement of expenses arising under this Article VI shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought.

Section 6.7: Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.8: Certain Defined Terms. Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary appointed pursuant to Article IV of these Bylaws, and to any other officer of the Corporation appointed by (x) the Board pursuant to Article IV of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.

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Article VII: NOTICES

Section 7.1: Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 2.4 above or Section 7.1.2 below) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively be delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or by sending such notice by electronic transmission in accordance with the DGCL. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. Except as otherwise provided by law, the notice shall be deemed given (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (b) in the case of delivery by mail, upon deposit in the mail, postage prepaid, (c) in the case of delivery by overnight express courier, when dispatched, and (d) in the case of delivery via electronic mail or other form of electronic transmission, when dispatched.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission in accordance with the DGCL.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

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Article VIII: MISCELLANEOUS

Section 8.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 8.2: Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 8.3: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall, to the fullest extent permitted by law, be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Article IX: AMENDMENT

Any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall be made in accordance with the provisions of the Certificate of Incorporation.

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